   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1994

                                                  REGISTRATION NO. 33-53643
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                    KEYCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   OHIO                                    34-6542451
                                                        (I.R.S. EMPLOYER
     (STATE OR OTHER JURISDICTION OF                 IDENTIFICATION NUMBER)
      INCORPORATION OR ORGANIZATION)

             127 PUBLIC SQUARE CLEVELAND, OHIO 44114 (216) 689-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

CARTER B. CHASE, ESQ., EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, AND SECRETARY
         KEYCORP 127 PUBLIC SQUARE CLEVELAND, OHIO 44114 (216) 689-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:
  THOMAS C. STEVENS, ESQ. THOMPSON, HINE             STUART K. FLEISCHMANN,
    AND FLORY 1100 NATIONAL CITY BANK              ESQ.SHEARMAN & STERLING599
 BUILDINGCLEVELAND, OHIO 44114 (216) 566-           LEXINGTON AVENUENEW YORK,
                   5500                           NEW YORK 10022(212) 848-4000

                               ----------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

                      CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM     AGGREGATE
    SECURITIES TO BE         AMOUNT TO BE    OFFERING PRICE       OFFERING        AMOUNT OF
      REGISTERED(1)         REGISTERED(2)      PER UNIT(3)        PRICE(4)     REGISTRATION FEE
- -----------------------------------------------------------------------------------------------
                        )))                                   )))                )))
Debt Securities.......... )                                     )                  )
- ------------------------- )                                     )                  )
Debt Warrants............ )                                     )                  )
- ------------------------- )                                     )                  )
Preferred Stock, with a   )                                     )                  )
 par value of $1 each.... )                                     )                  )
- ------------------------- )                                     )                  )
Depositary Shares........ )                                     )                  )
- ------------------------- )                                     )                  )
Preferred Stock Warrants. ))  $160,600,000                      ))  $160,600,000   ))  $55,380
- ------------------------- )                                     )                  )
Depositary Share          )                                     )                  )
 Warrants................ )                                     )                  )
- ------------------------- )                                     )                  )
Common Shares, with a par )                                     )                  )
 value of $1 each(5)..... )                                     )                  )
- ------------------------- )                                     )                  )
Common Share Warrants.... )                                     )                  )
- ------------------------- )                                     )                  )
Capital Securities(4).... )                                     )                  )
                        )))                                   )))                )))
- -----------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                          (Footnotes continued on net page)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(Continued from previous page)

(1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities. Preferred Stock, or Depositary Shares. Such contracts would be issued with the Debt Securities, Preferred Stock, Depositary Shares, and/or Warrants covered hereby. In addition, securities registered hereunder may be sold separately, together, or as units with other securities registered hereunder.
(2) In no event will the aggregate initial offering price of the Debt Securities, Debt Warrants, Preferred Stock, Preferred Stock Warrants, Depositary Shares, Depositary Share Warrants, Common Shares, Common Share Warrants, and Capital Securities issued under this Registration Statement and in the case of Warrants for which separate consideration is payable upon issuance of underlying securities, securities issued uon exercise of Warrants, exceed $750,000,000 (including those previously registered under the Securities Act of 1933, as amended (the "Securities Act")) or the equivalent thereof in one or more foreign currencies or units of one or more foreign currencies or companies currencies (such as European Currency Units). The aggregate amount of Common Shares registered hereunder is further limited to that which is permissable under Rule 415(a)(4) under the Securities Act. If any securities are issued at an original issue discount, then additional securities may be issued so long as the aggregate initial offering price of all such securities, together with the initial offering price of all other securities reregistered hereunder or previously registered under the Securities Act, does not exceed $750,000,000.
(3) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder or previously registered under the Securities Act.

(4) No separate consideration will be received for (i) Common Shares or other Capital Securities (which may consist of Common Shares or Preferred Stock) that are issued upon conversion at the option of a holder of Debt Securities. Preferred Stock, or Depositary Shares, or (ii) Capital Securities or other debt securities that are issued upon conversion at the option of the Corporation of Debt Securities, Preferred Stock, or Depositary Shares. The proposed maximum aggregate offering price has been estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933.
(5) Includes associated rights (the "Rights") to purchase Common Shares. Until the occurrence of certain prescribed events, none of which has occured, the Rights are not exercisable, are evidenced by the certificates representing the Common Shares, and will be transferred along with and only with the Common Shares.

  In accordance with Rule 429 under the Securities Act, the Prospectus included herein is a combined prospectus which also relates to KeyCorp's Registration Statements on Form S-3, File No. 33-51652 (originally filed under the name Society Corporation), effective date October 1, 1992, with respect to debt securities, and File No. 33-39734 (originally filed under the name Society Corporation), effective date May 22, 1991, with respect to preferred stock and depositary shares. This Registration Statement, which is a new Registration Statement on Form S-3, also constitutes a first post-effective amendment to KeyCorp's Registration Statements on Form S-3, File No. 33-51652 and File No. 33-39734. Each such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act. The aggregate amount of securities covered by this Registration Statement and the other Registration Statements referred to above to which the Prospectus contained herein relates shall not exceed $750,000,000.

  The Registration hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE  , 1994

                                 $750,000,000

                     [LOGO OF KEYCORP APPEARS HERE]

                      Senior Medium-Term Notes, Series B
                   Subordinated Medium-Term Notes, Series A

               Due Nine Months or More From Date of Issue
                                  -----------

KeyCorp (also referred to herein as the "Corporation") may offer from time to time its senior Medium-Term Notes, Series B (the "Senior Notes") and its subordinated Medium-Term Notes, Series A (the "Subordinated Notes" and together with the Senior Notes, the "Notes") with an aggregate principal amount of up to U.S. $750,000,000, (or, if any Notes are to be Original Issue Discount Notes, Foreign Currency Notes or Indexed Notes (as each term is defined under "Description of Notes"), such principal amount as shall result in an initial aggregate offering price equivalent to no more than $750,000,000), subject to reduction as a result of the sale of other Securities of the Corporation. See "Plan of Distribution." Each Note will mature on any day nine months or more from its date of issue, as agreed upon by the Corporation and the purchaser, and may be subject prior to maturity to redemption at the option of the Corporation or repayment at the option of the registered holder. Each Note will bear interest either at a fixed rate (a "Fixed Rate Note") established by the Corporation at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes, or at a floating rate (a "Floating Rate Note"), as set forth therein and specified in the applicable Pricing Supplement (as defined below). A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). The Notes may be issued as Senior Notes or Subordinated Notes, as set forth in the applicable Pricing Supplement. Subordinated Notes will be subordinated to all existing and future Senior Indebtedness and, in certain events involving the insolvency of the Corporation, to Other Senior Obligations. See "Description of Debt Securities--Subordination of Subordinated Debt Securities" in the accompanying Prospectus.

Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable each June 1 and December 1 and at maturity. Interest on each Floating Rate Note is payable on the dates set forth herein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Amortizing Notes will pay principal and interest semiannually each June 1 and December 1, or quarterly each March 1, June 1, September l and December 1, and at maturity. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Corporation or repaid at the option of the holder prior to maturity. Notes denominated in U.S. dollars will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. The authorized denominations of Foreign Currency Notes will be set forth in the applicable Pricing Supplement. Any terms relating to Notes being denominated in one or more foreign currencies, currency units, or composite currencies ("Specified Currency") will be set forth in the applicable Pricing Supplement.

Each Note will be issued only in fully registered form and will be represented either by a Global Security registered in the name of The Depository Trust Company, as Depository or a nominee thereof (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Securities representing Book-Entry Notes will be shown on, and transfer thereof will be effected through, the records maintained by the Depository (with respect to participants' interests) and its participants. Book-Entry Notes will not be issuable as Certificated Notes except as described under "Description of Debt Securities--Book-Entry Procedures" in the accompanying Prospectus.
                                  -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE UNSECURED DEBT OBLIGATIONS OF KEYCORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

                                                                 Agents'
                                                                Discounts
                                                Price to           and              Proceeds to
                                                Public(1)    Commissions(2)      Corporation(2)(3)
                                             -------------   --------------  -----------------------------
Per Note....................................      100%         .125%-.750%            99.875%-99.250%
Total(4)....................................  $750,000,000      $937,500-
                                                                5,625,000        $749,062,500-$744,375,000

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Corporation issues any Note at a discount from or at a premium over its principal amount, the Price to Public of such Note will be set forth in the applicable Pricing Supplement. Notes may be resold by the Agents, acting as principals, at market prices prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices.

(2) Unless otherwise specified in the applicable Pricing Supplement, with respect to Notes with Maturity Dates from 9 months to 30 years from the date of issue, the Corporation will pay a commission to the Agents (as defined below in "Plan of Distribution") ranging from .125% to .750% of the principal amount of each Note. With respect to Notes with a Maturity Date that is longer than 30 years from the date of issue sold through any Agent, the rate of commission will be negotiated at the time of sale and will be specified in the applicable Pricing Supplement. The Corporation may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers. The Corporation has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting expenses payable by the Corporation estimated to be
    $535,000.
(4) Or the equivalent thereof, if any of the Notes are denominated other than in U.S. dollars.
                                  -----------

  The Notes are being offered by the Corporation on a continuous basis through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase Notes. The Corporation may also sell Notes to an Agent acting as principal for its own account or for resale to one or more investors and other purchasers. No termination date for the offering of the Notes has been established. The Corporation or an Agent may reject any offer in whole or in part. The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Corporation reserves the right to sell Notes directly on its own behalf and accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms and conditions (including commission rates) as would apply to purchases of Notes by or through the Agents. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."

CS First Boston
           Goldman, Sachs & Co.

                        Kidder, Peabody & Co.

                          Incorporated

                                   Lehman Brothers

                                               J.P. Morgan Securities Inc.


                                                           Salomon Brothers Inc


         The date of this Prospectus Supplement is June   , 1994

  IN CONNECTION WITH THIS OFFERING MADE PURSUANT TO THIS PROSPECTUS SUPPLEMENT AND THE APPLICABLE PRICING SUPPLEMENT, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                     SELECTED CONSOLIDATED FINANCIAL DATA
  The following table presents summary consolidated financial data derived from the consolidated financial statements of the Corporation and notes thereto. On March 1, 1994, KeyCorp ("old KeyCorp"), a New York corporation and financial services holding company headquartered in Albany, New York, merged with and into Society Corporation ("Society"), an Ohio corporation and a financial services holding company headquartered in Cleveland, Ohio, pursuant to an Agreement and Plan of Merger and a related Supplemental Agreement to Agreement and Plan of Merger, each dated as of October 1, 1993, and each as amended. In the merger, Society was the surviving corporation, but changed its name to KeyCorp. The Merger was accounted for as a pooling of interests and, accordingly, the financial data below is presented as if old KeyCorp and Society had been combined for all periods presented. This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated by reference under "Incorporation of Certain Documents by Reference." The data presented for the three-month periods ended March 31, 1994 and March 31, 1993 are derived from unaudited financial statements of the Corporation and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods.

                           THREE MONTHS ENDED
                                MARCH 31,                        YEAR ENDED DECEMBER 31,
                          ----------------------  ----------------------------------------------------------
                               (UNAUDITED)
                             1994        1993        1993        1992        1991        1990        1989
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
FOR THE PERIOD
 Interest income........   $ 1,045.0   $ 1,047.4   $ 4,213.9   $ 4,198.8   $ 4,652.4   $ 4,528.8   $ 4,410.2
 Interest expense.......       376.9       393.3     1,534.9     1,750.1     2,519.4     2,667.7     2,615.8
 Net interest income....       668.1       654.1     2,679.0     2,448.7     2,133.0     1,861.1     1,794.4
 Provision for loan
losses..................        36.8        55.9       211.7       338.4       466.2       517.2       306.2
 Noninterest income.....       226.6       222.6     1,001.7       925.2       849.3       744.2       635.1
 Noninterest expense....       542.8       535.0     2,385.1     2,170.4     2,065.7     1,819.5     1,705.8
 Income before income
taxes...................       315.1       285.8     1,083.9       865.1       450.4       268.6       417.5
 Net income.............       208.6       189.9       709.9       592.1       313.7       256.1       286.7
 Net income applicable
to Common Shares........       204.6       184.4       691.8       568.1       297.5       249.0       281.3
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
PER COMMON SHARE
 Net income.............       $ .85       $ .77      $ 2.89      $ 2.42      $ 1.31      $ 1.13      $ 1.26
 Cash dividends.........         .32         .28        1.12         .98         .92         .88         .80
 Weighted average Common
Shares (000)............   241,925.8   237,925.7   239,775.2   235,004.8   227,116.2   220,078.6   223,901.3
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
AT PERIOD-END
 Loans..................  $ 41,379.8  $ 38,371.7  $ 40,071.3  $ 36,021.8  $ 35,534.3  $ 34,193.7  $ 31,570.4
 Earning assets.........    55,913.5    52,346.4    54,352.7    49,380.8    48,207.9    44,668.2    41,871.4
 Total assets...........    61,475.8    57,850.8    59,631.2    55,068.4    53,600.9    49,953.4    47,205.1
 Deposits...............    46,880.6    44,964.3    46,499.1    43,433.1    42,835.0    40,935.3    37,375.4
 Long-term debt.........     1,744.5     1,904.1     1,763.9     1,790.1     1,224.5     1,145.2     1,177.4
 Common shareholders'
equity..................     4,376.3     3,852.4     4,233.6     3,683.3     3,272.4     2,941.7     2,929.1
 Total shareholders'
equity..................     4,536.3     4,036.4     4,393.6     3,927.3     3,516.4     3,025.7     2,979.4
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
PERFORMANCE RATIOS
 Return on average total
assets..................        1.41%       1.38%       1.24%       1.13%        .60%        .54%        .64%
 Return on average
common equity...........       19.20       19.83       17.27       16.33        9.29        8.39        9.56
 Efficiency (1).........       60.13       60.04       60.50       60.96       65.27       66.92       67.09
 Overhead (2)...........       47.27       46.84       46.85       47.21       52.63       54.58       56.50
 Net interest margin....        5.03        5.40        5.31        5.31        4.71        4.53        4.64
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
CAPITAL RATIOS AT PERIOD
END
 Tangible equity to
tangible assets.........        6.55        5.89        6.51        6.11        5.45        4.79        5.39
 Tier 1 risk-adjusted
capital.................        8.91        8.05        8.73        8.56        7.67        6.75         N/A
 Total risk-adjusted
capital.................       12.34       11.24       12.22       11.73        9.80        9.17         N/A
 Leverage...............        6.85        6.37        6.72        6.56        5.97        5.23         N/A
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
ASSET QUALITY DATA
 Nonperforming loans....     $ 316.8     $ 497.5     $ 336.3     $ 552.9     $ 729.5     $ 798.9     $ 555.4
 Nonperforming assets...       464.0       839.6       500.1       900.2     1,071.9     1,013.2       683.1
 Allowance for loan
losses..................       812.6       793.2       802.7       782.6       793.5       677.3       452.7
 Nonperforming loans to
period-end loans........         .77%       1.30%        .84%       1.53%       2.05%       2.34%       1.76%
 Nonperforming assets to
  period-end loans plus
  OREO and other
  nonperforming assets..        1.12        2.17        1.24        2.47        2.99        2.94        2.16
 Allowance for loan
  losses to
  nonperforming loans...      256.53      159.46      238.69      141.54      108.79       84.78       81.51
 Allowance for loan
losses to period-end
loans...................        l.96        2.07        2.00        2.17        2.23        1.98        1.43
 Net loan charge-offs to
average loans...........         .31         .66         .56        1.02        1.11        1.02         .89
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
RATIO OF EARNINGS TO
 FIXED CHARGES (3)
 Excluding deposit
interest................        4.44x       4.37x       4.15x       3.67x       2.07x       1.57x       1.74x
 Including deposit
interest................        1.81        1.71        1.69        1.48        1.18        1.10        1.16
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

- --------
The comparability of the information presented above is affected by certain acquisitions and divestitures that KeyCorp has completed in the time periods presented.
(1) Calculated as noninterest expense (excluding merger and integration charges and other nonrecurring charges) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and certain gains on asset sales).
(2) Calculated as noninterest expense (excluding merger and integration charges and other nonrecurring charges) less noninterest income (excluding net securities transactions and certain gains on assets sales) divided by taxable-equivalent net interest income.
(3) Earnings represent consolidated income before income taxes plus fixed charges. Fixed charges include consolidated interest expense (excluding or including interest on deposits as the case may be) and the proportion deemed representative of the interest factor of rental expense net of income from subleases.

                              DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made. The particular terms of the Notes sold pursuant to any pricing supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note. Capitalized terms not defined herein shall have the same meanings assigned to such terms in the Prospectus or the Applicable Indenture. Reference herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

GENERAL

  The Notes offered hereby, if Senior Debt Securities, will be issued under the Senior Indenture, as amended or supplemented. Notes issued under the Senior Indenture will rank equally with all other unsecured and unsubordinated indebtedness of the Corporation which is not accorded a priority under applicable law. Notes issued under the Subordinated Indenture will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Corporation and, in certain events involving the insolvency of the Corporation, Other Senior Obligations of the Corporation. See "Description of Debt Securities--Subordination of Subordinated Debt Securities" in the accompanying Prospectus. As of March 31, 1994, the Corporation had outstanding approximately $537.2 million aggregate principal amount of Senior Indebtedness and $297.8 million of Other Senior Obligations.

  The Notes will be offered on a continuous basis. The Notes offered by this Prospectus Supplement issued under the Applicable Indenture will constitute all or part of a single series for purposes of such Indenture. The Notes of such series offered hereby are limited to an aggregate initial offering price of U.S. $750,000,000 subject to reduction as a result of the sale by the Corporation of other Securities referred to in the accompanying Prospectus. See "Plan of Distribution." For purposes of this Prospectus Supplement, (i) the principal amount of any Original Issue Discount Note means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in the Specified Currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

  Each Note will mature on any day nine months or more from its date of issue, as selected by the initial purchaser and agreed to by the Corporation (the "Stated Maturity") which date may be subject to extension at the option of the Corporation (subject to applicable regulatory approval in the case of subordinated Notes) or the holder, and may be subject to redemption at the option of the Corporation or repayment at the option of the holder prior to its Stated Maturity as specified in the applicable Pricing Supplement. See "Optional Redemption" and "Repayment at the Noteholder's Option" below.

  Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth under "Description of Debt Securities-- Book-Entry Procedures" in the accompanying Prospectus, Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal and any premium, and interest on the Notes will be made in U.S. dollars. Except as specified for Notes not denominated in U.S. dollars or as otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of U.S.$100,000 or any amount in excess thereof which is an integral multiple of U.S.$1,000. If any of the Notes are to be denominated in a Specified Currency other than U.S. dollars, additional information pertaining to the terms of such Notes and other matters relevant to the holders thereof will be described in the applicable Pricing Supplement.

  The Notes may be issued as Original Issue Discount Notes (including Zero Coupon Notes, as defined below) as indicated in the applicable Pricing Supplement. An "Original Issue Discount Note" means any Note that provides for an amount less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof pursuant to the Applicable Indenture. See "United States Federal Income Taxation--Discount Notes" below.

  The Notes may be issued as Indexed Notes, Amortizing Notes, Renewable Notes and Extendible Notes, as indicated in the applicable Pricing Supplement. See "Indexed Notes", "Amortizing Notes", "Renewable Notes" and "Extendible Notes" below.

  The Pricing Supplement relating to each Note will specify the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued if other than 100% (the "Issue Price"), the principal amount, the interest rate or interest rate formula, ranking, maturity, currency, (including one or more foreign currencies, currency units or composite currencies), any redemption or repayment provisions and any other terms on which each such Note will be issued that are not inconsistent with the provisions of the Applicable Indenture.

  Unless otherwise specified in the applicable Pricing Supplement, the Notes, except for Amortizing Notes, will not be subject to any sinking fund.

  The Notes may be presented for payment of principal and interest, transfer of the Notes will be registrable, and the Notes will be exchangeable, at Society National Bank, as paying agent (the "Paying Agent") in The City of Cleveland; provided that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth below under "Description of Debt Securities--Book-Entry Procedures" in the accompanying Prospectus.

  As used herein, "Business Day" shall mean any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York and (i) in respect of LIBOR Notes (as defined below), in the city of London, (ii) with respect to Notes denominated or payable in a Specified Currency other than ECUs in the financial center of the country issuing the Specified Currency, (iii) with respect to Notes denominated or payable in ECUs, in the financial center of each country that issues a component currency of the ECU, and that is not a non-ECU settlement day. "London Banking Day" shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  As used herein, an "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable. Unless otherwise specified in the applicable Pricing Supplement, "Record Date" with respect to any Interest Payment Date shall be the date fifteen calendar days (whether or not such date is a Business Day) prior to such Interest Payment Date.

PAYMENT CURRENCY AND CURRENCY EXCHANGE INFORMATION

  Purchasers are required to pay for Notes denominated in a Specified Currency in such Specified Currency, and payments of principal, premium, if any, and interest on such Notes will be made in such Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in the applicable Pricing Supplement, or unless alternative arrangements are made, payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States.

  If the applicable Pricing Supplement provides for payments of principal of, premium, if any, and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of, premium, if any, and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the Exchange Rate Agent identified in the applicable Pricing Supplement. The costs of such conversion will be borne by the holder of such Note through deductions from such payments.

  If the applicable Pricing Supplement provides for payments of principal of, premium, if any, and interest on a non-U.S. dollar denominated Note to be made, at the option of the holder of such Note, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless the Exchange Rate Agent is the applicable Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

  Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Corporation for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Corporation or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Corporation will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default or Default under the Applicable Indenture.

  If payment in respect of a Note is required to be made in ECUs and ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Corporation's control or are no longer used in the European Monetary System, then all payments in respect of such Note shall be made in U.S. dollars until ECUs are again available or so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the ECU in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

  The equivalent of the ECU in U.S. dollars as of any date shall be determined by the Corporation or its agent on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Corporation or such agent on the basis of the most recently available Market Exchange Rates for such Components.

  If the official unit of any Component is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more Components are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the appropriate amounts of the consolidated component currencies expressed in such single currency. If any Component is divided into two or more currencies, the amount of the original component currency shall be replaced by the appropriate amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

  All determinations referred to above made by the Corporation or its agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

INTEREST AND PRINCIPAL PAYMENTS

  Interest will be payable to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. Unless otherwise specified in the applicable Pricing Supplement, the initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement. See "United States Federal Income Taxation-- Payment of Interest" below.

  U.S. dollar payments of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid prior to maturity), will be made by check mailed to the address of the person entitled thereto as shown on the Note register. U.S. dollar payments of principal, premium, if any, and interest upon maturity, redemption or repayment will be made in immediately available funds against presentation and surrender of the Note. Notwithstanding the foregoing, (a) the Depositary, as holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (b) a holder of U.S.$1,000,000 (or the equivalent) or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer of immediately available funds upon written request to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.

  Notwithstanding the foregoing, unless otherwise specified in the applicable Pricing Supplement, a holder of a Foreign Currency Note may elect to receive payment of the principal of and any premium and interest on such Note in the Specified Currency by transmitting a written request for such payment to the Trustee at its Corporate Trust Office in the Borough of Manhattan, The City of New York on or prior to the Record Date in the case of an interest payment or at least 15 days prior to the Stated Maturity in the case of a principal or premium payment. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the Specified Currency for all principal and any premium and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the relevant Record Date or at least 15 days prior to the Stated Maturity, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

  Unless otherwise specified in the applicable Pricing Supplement, a beneficial owner of Book-Entry Notes denominated in a Specified Currency electing to receive payments of principal or any premium or interest in the Specified Currency must notify the Participant through which its interest is held on or prior to the applicable Record Date, in the case of a payment of interest, and on or prior to the fifteenth day prior to the Stated Maturity, in the case of payment of principal or premium, of such beneficial owner's election to receive all or a portion of such payment in a Specified Currency. Such Participant must notify the Depository of such election on or prior to the third Business Day after such Regular Record Date. The Depository will notify the Paying Agent of such election on or prior to the fifth Market Day after such Regular Record Date. If complete instructions are received by the Participant and forwarded by the Participant to the Depository, and by the Depository to the Paying Agent, on or prior to such dates, the beneficial owner will receive payments in the Specified Currency.

  Unless otherwise specified in the applicable Pricing Supplement or unless alternative arrangements are made, payments of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States if the holder of such Notes provides the Paying Agent with the appropriate wire transfer instructions not later than 15 calendar days prior to the applicable payment date. If such wire transfer instructions are not so provided, payments of principal, premium, if any, and interest on such Notes will be made by check payable in such Specified Currency mailed to the address of the Person entitled thereto as such address shall appear in the Note register.

  Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant rate. See "United States Federal Income Taxation--Discount Notes" below. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the accompanying Prospectus, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extension of Maturity," or "Renewal" until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each June 1 and December 1 and at maturity or upon any earlier redemption or repayment.

  If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

  Interest payments for Fixed Rate Notes will include accrued interest from the date of issue or from the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be.

 Amortizing Notes

  Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each March l, June 1, September 1 and December 1 or semiannually on each June l and December 1, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note"), (h) the 11th District Cost of Funds Rate (an "11th District Cost of Funds Rate Note") or
(i) such other Base Rate as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

  As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

  Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period~" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate"). If any Interest Reset Date for any Floating Rate

Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

  Except as provided below and unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the applicable Pricing Supplement; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December;
(iii) in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; and (iv) in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement and, in each case, at maturity. If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued from, and including, the date of issue or from, and including, the last date to which interest has been paid to or duly provided for, to, but excluding, the Interest Payment Date.

  With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, CMT Rate Notes, the 11th District Cost of Funds Rate Notes and Prime Rate Notes or by the actual number of days in the year, in the case of Treasury Rate Notes.

  The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

  All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward.

  The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

  Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes, the 11th District Cost of Funds Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an

Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

  Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or, (ii) the Business Day preceding the applicable Interest Payment Date or Stated Maturity, as the case may be.

  Interest rates will be determined (which determination, in the absence of manifest error, will be conclusive and binding) by the Calculation Agent as follows:

 CD Rate Notes

  CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date for certificates of deposit in the denomination of $5,000,000 with a remaining maturity closest to the Index Maturity designated in the Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Rate Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest Rate).

 Commercial Paper Rate Notes

  Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper." In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

  "Money Market Yield" shall be a yield calculated in accordance with the following formula:

         Money Market Yield =     D X 360      X    100
                               -------------
                               360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 Federal Funds Rate Notes

  Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date published in the Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 11:00 a.m., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest
Rate).

 LIBOR Notes

  LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

    (i) The rate for deposits in U.S. dollars of the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Business Day immediately following such Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such Interest Determination Date ("LIBOR Telerate"). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the page 3750 on that service or such other service or services as may be designated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

    (ii) As of the Interest Determination Date, the Calculation Agent will determine the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Business Day immediately following such Interest Determination Date which appear on the Reuters Screen LIBO Page at approximately 11:00 a.m., London time, on such Interest Determination Date. "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

    (iii) If (a) in the case where paragraph (i) above applies, no rate appears on the Telerate Page 3750 or (b) in the case where paragraph (ii) above applies, fewer than two offered rates appear on the Reuters Screen LIBO Page, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the specified Index Maturity to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Corporation) at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, for the period of the specified Index Maturity and in a principal amount of not less than U.S. $1 million that is representative of a single transaction in such market at such time; provided however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, "LIBOR" for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate).

 Prime Rate Notes

  Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth H.15(519) for such date opposite the caption "Bank Prime

Loan." If such rate is not yet published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen NYMF Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates. "Reuters Screen NYMF Page" means the display designated as Page "NYMF" on the Reuters Monitor Money Rates Services (or such other page as may replace the NYMF Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  If in any month or two consecutive months the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in the preceding paragraph, the "Prime Rate" for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the Initial Interest Rate). If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption or repayment of such Prime Rate Notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate Notes were LIBOR Notes, and the Spread, if any, shall be the number of basis points specified in the applicable Pricing Supplement as the "Alternative Rate Event Spread."

 Treasury Rate Notes

  Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported are provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for the applicable period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).


 CMT Rate Notes

  CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CMT Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determinate Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the rate for the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Interest Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithemtic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on the service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

 11th District Cost of Funds Rate Notes

 Each 11th District Cost of Funds Rate Note will bear interest at the interest rate (calculated with reference to the 11th District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable 11th District Cost of Funds Rate Notes.

  Unless otherwise indicated in the applicable 11th District Cost of Funds Rate Note, "11th District Cost of Funds Rate" means, with respect to any 11th District Cost of Funds Interest Determination Date, the monthly 11th District Cost of Funds Index (the "11th District Cost of Funds Index") normally published by the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") during the month immediately preceding the Interest Reset Date to which such 11th District Cost of Funds Interest Determination Date applies.


  The 11th District Cost of Funds Index is normally published by the FHLB of San Francisco on the last day on which the FHLB of San Francisco is open for business in each month and represents the monthly weighted average cost of funds for savings institutions in the 11th District of the Federal Home Loan Bank System for the month preceding the month in which the 11th District Cost of Funds Index is published. Currently, the 11th District Cost of Funds Index is computed by the FHLB of San Francisco for each month by diving the cost of funds (interest paid during the month by 11th District savings institutions on savings, advances and other borrowings) by the average of the total amount of those funds outstanding at the end of that month and the prior month and annualizing and adjusting the result to reflect the actual number of days in the particular month. If necessary, before these calculations are made, the component figures are adjusted by the FHLB of San Francisco to neutralize the effect of events such as member institutions leaving the 11th District or acquiring institutions outside the 11th District. Receipt by mail of Information Bulletins announcing 11th District Cost of Funds Index changes may be arranged by contacting the FHLB of San Francisco.

  If the FHLB of San Francisco shall fail in any month to publish the 11th District Cost of Funds Index (each such failure being referred to herein as an "Alternative Rate Event"), then the 11th District Cost of Funds Rate for the 11th District Cost of Funds Interest Determination Date after the Alternate Rate Event shall be calculated on the basis of the 11th District Cost of Funds Index most recently published prior to such 11th District Cost of Funds Interest Determination Date. If an Alternate Rate Event occurs in the month immediately following a month in which a prior Alternate Rate Event occurred, then the 11th District Cost of Funds Rate for the 11th District Cost of Funds Interest Determination Date immediately following the second Alternate Rate Event shall be calculated on the basis of the 11th District Cost of Funds Index most recently published prior to such 11th District Cost of Funds Interest Determination Date and, thereafter, the 11th District Cost of Funds Rate for each succeeding 11th District Cost of Funds Interest Determination Date shall be LIBOR, determined as though the Interest Rate Basis were LIBOR and the Spread shall be plus or minus the number of basis points specified in the applicable 11th District Cost of Funds Rate Note at the "Alternate Rate Event Spread," if any.

  In determining that the FHLB of San Francisco has failed in any month to publish the 11th District Cost of Funds Index, the Calculation Agent may rely conclusively on any written advice from the FHLB of San Francisco to such effect.

 INDEXED NOTES

  The Notes may be issued, from time to time, as Notes of which the principal amount payable on the Stated Maturity and/or on which the amount of interest payable on an Interest Payment Date and/or any premium payable will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States federal tax and other relevant considerations will be described in the applicable Pricing Supplement.

 EXTENSION OF MATURITY

  The Pricing Supplement relating to each Fixed Rate Note (other than an Amortizing Note) will indicate whether the Corporation has the option to extend the maturity of such Fixed Rate Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Corporation has such option with respect to any such Fixed Rate Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

  The Corporation may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first class mail, postage prepaid, setting forth (a) the election of the Corporation to extend the maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period; and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 10:00 a.m , New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), the Corporation may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by causing the Paying Agent to send notice of such higher interest rate to the holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between the Corporation and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate for the Extension Period, whether or not tendered for repayment.

  If the Corporation elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to require the Corporation to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "Repayment at the Noteholders' Option" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 p.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 p.m., New York City time, on the next succeeding Business Day).

RENEWABLE NOTES

  The Company may also issue from time to time variable rate renewable notes (the "Renewable Notes") that will bear interest at the interest rate (calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Renewable Notes and in the applicable Pricing Supplement.

  The Renewable Notes will mature on an Interest Payment Date as specified in the applicable Pricing Supplement (the "Initial Maturity Date"), unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the Interest Payment Dates in June and December in each year (unless different Interest Payment Dates are specified in the applicable Pricing Supplement) (each such Interest Payment Date, an "Election Date"), the maturity of the Renewable Notes will be extended to the Interest Payment Date occurring twelve months after such Election Date, unless the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $100,000 or any multiple of $100,000 in excess thereof by delivering a notice to such effect to the Paying Agent not less than nor more than a number of days to be specified in the applicable Pricing Supplement prior to such Election Date. Such option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided that the principal amount for which such option is not exercised is at least $100,000 or any larger amount that is an integral multiple of $100,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Final Maturity Date, as specified in the applicable Pricing Supplement (the "Final Maturity Date"). If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and such election is not revoked as described below, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election.

  An election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $100,000 or any multiple of $100,000 in excess thereof by delivering a notice to such effect to the Paying Agent or any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. Such a revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least $100,000 or any larger amount that is an integral multiple of $100,000. Notwithstanding the foregoing, a revocation may not be made during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

  An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent Holder, will be binding upon such subsequent holder.


  The Renewable Notes may be redeemed in whole or in part at the option of the Company on the Interest Payment Date for the year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price as stated in the applicable Pricing Supplement, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 180 days prior to the date fixed for redemption.

BOOK-ENTRY SYSTEM

  Unless otherwise indicated in the applicable Pricing Supplement, upon issuance, all Fixed Rate Book-Entry Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository, and registered in the name of a nominee of the Depository. Certificated Notes will not be exchangeable for Book-Entry Notes. Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes, except under the circumstances described in the Prospectus under "Description of Debt Securities--Book-Entry Procedures."

  A further description of the Depository~'s procedures with respect to Global Securities representing Book-Entry Notes is set forth in the accompanying Prospectus under "Description of Debt Securities--Book-Entry Procedures." The Depository has confirmed to the Corporation, each Agent and the Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTION

  Unless otherwise indicated in the applicable Pricing Supplement, Notes may not be redeemed by the Corporation prior to maturity. If so specified in the applicable Pricing Supplement, the Notes will be redeemable prior to maturity at the option of the Corporation on the terms specified therein. Unless otherwise indicated in the applicable Pricing Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent.

REPAYMENT AT THE NOTEHOLDERS' OPTION

  Unless otherwise indicated in the applicable Pricing Supplement, Notes may not be redeemed at the option of the holders thereof prior to maturity. If so specified in the applicable Pricing Supplement, a Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Notes were issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

  Unless otherwise indicated in the applicable Pricing Supplement, in order for such a Note to be repaid, the Paying Agent must receive at least 15 days but not more than 30 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter, provided however, that such telegram, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

  If a Note is represented by a Global Security, the Depository's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depository's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depository of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depository.

REPURCHASE

  The Corporation may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Corporation may, at the discretion of the Corporation, be held or resold or surrendered to the relevant Trustee for cancellation.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATE AND EXCHANGE CONTROLS

  Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies or currency units) and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Corporation has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

  THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES

DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE CORPORATION DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  Except as set forth below under "United States Federal Income Taxation--Non-United States Holders," the information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Corporation disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

  Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, the Corporation would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of Notes--Payment Currency."

  With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a Federal or State court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. The date used to determine the rate of conversion of a Specified Currency into United States dollars will depend upon various factors, including which court renders the judgment. In the event of an action based on Notes denominated in a Specified Currency other than U.S. dollars in a state court in the State of New York, such court would be required to render such judgment in the Specified Currency in which the Note is denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

                     UNITED STATES FEDERAL INCOME TAXATION

  In the opinion of Thompson, Hine and Flory, counsel to the Company, the following summary accurately describes certain material United States federal income tax statutory and regulatory provisions which may pertain to the purchase, ownership and disposition of Notes as of the date hereof. Except where noted, it deals only with Notes held as capital assets by United States Holders (defined below) and does not deal with special tax situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding Notes as a hedge against, or which are hedged against, currency or interest rate risks or as a position in a "straddle" for tax purposes or United States Holders whose "functional currency" is not the U.S. dollar. Except as otherwise provided, it also does not deal with Holders other than original purchasers of Notes. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations (including proposed and temporary Treasury regulations), rulings and judicial decisions all as in effect on the date hereof, and all of which are subject to change possibly with retroactive effect or to different interpretation which could result in federal income tax consequences different from those discussed below. Additional tax considerations or consequences may result from the particular terms established in any applicable Pricing Supplement or any Note. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of the terms of their particular Notes and their particular situations, as well as any consequences arising under the law of any state, local or foreign taxing jurisdiction.

UNITED STATES HOLDERS

  As used herein, a "United States Holder" of a Note means a Holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or otherwise subject to United States federal income taxation on a net income basis in respect of a Note. As used herein, the term "Non-United States Holder" means any holder of a Note that is not a United States Holder.

PAYMENTS OF INTEREST

  Except as set forth below, interest on a Note generally will be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

  The following is a general summary of the material United States federal income tax consequences of the ownership of Original Issue Discount Notes (as defined below) by United States Holders. This summary is based upon Treasury regulations which were published in the Federal Register on February 2, 1994 (the "OID Regulations") and which became effective as final regulations on April 4, 1994. The following discussion addresses only Notes providing for fixed payments or Notes providing for contingent payments that bear qualified stated interest, as defined below.

  Under the OID Regulations, the "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. A Note with an "issue price" that is less than its stated redemption price at maturity (which amount is equal to the sum of all payments to be made on the Note other than "qualified stated interest", as defined below) will be issued with original issue discount if such difference is at least 0.25 percent of the stated redemption price at Maturity multiplied by the number of complete years to Maturity. Notes issued with original issue discount ("OID") are referred to as "Original Issue Discount Notes". Notice will be given in the applicable Pricing Supplement when the Corporation determines that a particular Note will be an Original Issue Discount Note.

  "Qualified stated interest" with respect to a Fixed Rate Note is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notes other than Fixed Rate Notes will also be treated as bearing qualified stated interest if they qualify as "variable rate debt instruments".

  In general, a Note will be treated as a "variable rate debt instrument" for purposes of the OID regulations if the Note is issued for an amount that does not exceed the total of principal payments unconditionally payable by more than an amount equal to the lesser of (i) 0.015 multiplied by the product of the total principal unconditionally payable and the number of complete years to maturity from the issue date; or (ii) 15 percent of the total principal payments unconditionally payable. In addition, to be a variable rate debt instrument, the Note must bear stated interest at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate". In general, a qualified floating rate is a rate the variations in the value of which can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated. An objective rate is a rate (other than a qualified floating rate) that it determined using a single fixed formula and that is based on: (i) one or more qualified floating rates, (ii) one or more rates that would be qualified floating rates for a debt obligation denominated in a different currency, (iii) the yield or change in the price of one or more items of actively traded personal property, other than the stock or debt of the issuer or a related party or (iv) a combination of the rates described in (i)-(iii) herein. A "qualified inverse floating rate" is a rate that is equal to a fixed rate minus a qualified floating rate and the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds, disregarding certain restrictions on such rate such as caps, floors or governors.

  In the case of a Note issued with de minimis OID (i.e., original issue discount that is not considered OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as stated principal payments are made on the Notes, in proportion to the amount of principal paid. Any amount of de minimis OID that has not been included in income prior to sale, exchange or retirement of a Note shall be treated as capital gain.

  The OID Regulations provide that Notes may be redeemed in whole or in part prior to their Stated Maturity, then such Notes will be treated as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity in the case of a redemption at the issuer's option or a higher yield to maturity in the case of a redemption at the holder's option. Notice will be given in the applicable Pricing Supplement when the Corporation determines that a particular Note will be deemed to have a maturity date for federal income tax purposes prior to its Stated Maturity.

  Generally, United States Holders of Original Issue Discount Notes with a fixed Maturity of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includable in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion of OID is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each such accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of such accrual period. In general, the computation of OID is simplest if accrual periods correspond to the intervals between payment dates provided by the terms of a Note. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the amount of any qualified stated interest allocable to such accrual period. In determining OID allocable to an accrual period, if an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but is not payable until the end of the interval. The amount of OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the Note at the beginning of the final accrual period. If all accrual periods are of equal length, except for either an initial shorter accrual period or an initial and a final shorter accrual period, the amount of OID allocable to the initial accrual period may be computed under any reasonable method. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any prior payments, or any payments made on the first day of the accrual period with respect to such Note, other than payments of qualified stated interest. Under these rules, a United States Holder may have to include in income increasingly greater amounts of OID in successive accrual periods. The Corporation is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

  In the case of certain variable rate debt instruments that are issued with OID and that bear interest at a single qualified floating rate or a qualified inverse floating rate, the accrual of OID is to be determined by assuming that the rate is fixed upon issuance at the initial value of the interest rate. In the case of certain variable rate debt instruments that are issued with OID and that bear an objective interest rate (other than a qualified inverse floating rate), the accrual of OID is calculated by assuming that the Note bears interest at a fixed rate that reflects the yield that is reasonably expected for the Note. The method for determining OID on Notes that do not bear interest at a qualified floating rate, at a qualified inverse floating rate or an objective rate will be provided in the applicable Pricing Supplement for such Note.

  United States Holders may elect to treat all interest on any Note as OID and calculate the amount includable in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a Note with market discount or amortizable bond premium, the United States holder is considered to have also made an election under the market discount or amortizable bond premium provisions, described below, and the electing United States Holder will be required to amortize bond premium or include market discount in income currently for all of the holder's other debt instruments which have market discount or amortizable bond premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

  Notes that have a fixed maturity of one year or less ("Short-Term Notes") generally will be deemed to have been issued with OID (generally, the excess of the Short-Term Note's principal amount, including all interest payable on the Note, over the Note's purchase price). In general, an individual or other cash method United States Holder is not required to accrue OID on a Short-Term Note unless the holder elects to do so. If such an election is not made, any gain recognized by the United States Holder on a taxable disposition (including the maturity) of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election, on a constant yield method (based on daily compounding) through the date of sale or maturity, and a portion of the deductions otherwise allowable to the United States Holder for interest on borrowing allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. United States Holders who report income for federal income tax purposes under the accrual method, and certain other holders, including banks and dealers in securities, are required to accrue OID on a Short-Term Note on a straight line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding).

MARKET DISCOUNT

  If a United States Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its stated redemption price at Maturity, or in the case of an Original Issue Discount Note, for an amount that is less than its "revised issue price" (defined as the sum of the issue price of the Note (as defined above) and the aggregate amount of the OID includible in gross income by all prior holders for all periods before the aquisition of the Note by the United States Holder, if any, without regard to the rules for acquisition premium discussed below), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

  Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest rate method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest rate method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

  A United States Holder who purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium". Under the acquisition premium rules, the amount of OID which such United States Holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the United States Holder holds the Note) will be reduced (but not below zero) by the portion of such acquisition premium properly allocable to such year.

  A United States Holder who purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Note. However, if the Note may be optionally redeemed after the United States Holder acquires it at a price in excess of its stated redemption price at maturity, special rules may apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon a disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

  A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount, or any discount with respect to a Short-Term Note, previously included in income by the United States Holder and reduced by the amount of any amortized premium and any cash payments on the Note other than payments of qualified stated interest. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less, in the case of a cash-method taxpayer, any portion of the proceeds allocable to accrued qualified stated interest) and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Notes or with respect to market discount, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

  Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (a) no withholding of United States federal income tax will be required with respect to the payment by the Corporation or any Paying Agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Corporation through stock ownership,
  (iii) the beneficial owner is not a bank whose receipt of interest on a
  Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

    (b) any amount realized by a Non-United States Holder upon the sale, exchange or retirement of a Note will not be subject to United States withholding taxes and any capital gain (which gain would not include accrued interest or OID) realized on the sale, exchange, retirement or any other disposition of a Note by a Non-United States Holder will be exempt from United States federal income tax, provided that (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder and (ii) in the case of an individual, the Non-United States Holder is not present in the United States for 183 days or more in the taxable year of such sale or disposition or certain other conditions are not met; and

    (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

  To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, the Corporation or its Paying Agent with a statement to the effect that the beneficial owner is not a United States person, citizen or resident. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides its name and address, and certifies, under penalties of perjury, that it is not a United States person, citizen or resident (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the Notes on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Corporation or its Paying Agent with a copy thereof.

  Payments to Non-United States Holders not meeting the requirements of paragraph (a) above and thus subject to withholding of United States federal income tax may nevertheless be exempt from such withholding if the beneficial owner of the Note provides the Corporation with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the owner's conduct of a trade or business in the United States, in which case, however, such interest will be subject to United States federal income tax on a net income basis at the applicable federal income tax rate.

FOREIGN CURRENCY NOTES

  The following discussion summarizes the material United States federal income tax consequences to a holder subject to United States federal income tax of the ownership and disposition of Notes (other than Notes, the principal or interest on which is determined by reference to one or more currencies or currency units, as described in "Indexed Notes" above) which are denominated in a Specified Currency other than the U.S. dollar or the payments of interest or principal on which are payable in a currency or currency unit other than the U.S. dollar (a "Foreign Currency Note").

  A holder who uses the cash method of accounting and who receives a payment of interest (including qualified stated interest) in foreign currency with respect to a Note (other than with respect to an Original Issue Discount Note, except to the extent any qualified stated interest is received) will be required to include in income the U.S. dollar value of the foreign currency payment (determined based on the "spot" exchange rate in effect on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the holder's tax basis in the foreign currency.

  A holder (to the extent the preceding paragraph is not applicable) will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued interest income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The average rate of exchange for the interest accrual period (or partial period) is the simple average of the "spot" exchange rates for each business day of such period or other average exchange rate for the period if such rate is reasonably derived and consistently applied by the taxpayer. Such holder may elect to determine the U.S. dollar value of any interest income accrued in a foreign currency under an alternative method, as described below under "Spot Rate Convention Election." Such holder will recognize ordinary income or loss with respect to foreign currency relating to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized on the date such interest is actually received will equal the difference between the U.S. dollar value of the foreign currency payments received (determined by using the "spot" exchange rate in effect on the date such payment is received) in respect of such accrual period and the U.S. dollar value of the interest income that has accrued during such accrual period as determined by using one of the two conventions described above.

  A holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined by using the "spot" exchange rate in effect at the time of such sale, exchange or retirement. Any gain or loss realized by a holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

  A holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A holder who converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency ordinarily will not recognize gain or loss in connection with such conversion and purchase. However, a holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

  Gain or loss realized with respect to principal upon the sale, exchange or retirement of a Foreign Currency Note will be ordinary income or loss to the extent it is attributable to fluctuations in currency exchange rates. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of such Note, determined by using the "spot" exchange rate in effect on the date such payment is received or such Note is disposed of and the U.S. dollar value of the foreign currency principal amount of such Note, determined by using the "spot" exchange rate in effect on the date such Holder acquired such Note. The foreign currency principal amount of a Foreign Currency Note generally equals the issue price in foreign currency of such Note. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss recognized by a holder on the sale, exchange or retirement of the Foreign Currency Note. The source of exchange gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the Note is properly reflected. Any gain or loss recognized by such a holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a original issue Discount Note, to the extent of any accrued original issue discount), and generally will be long-term capital gain or loss if the holding period of the Foreign Currency Notes exceeds one year.

  Any gain or loss which is treated as ordinary income or loss, as described above, generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service.

  The amount of OID on a Foreign Currency Note is determined in the relevant foreign currency. The amount of such OID that is taken into account currently under general rules applicable to Notes other than Foreign Currency Notes is to be determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year) unless the holder elects to use the alternative method, as described below under "Spot Rate Convention Election."

SPOT RATE CONVENTION ELECTION

  For taxable years beginning after March 17, 1992, a United States Holder may elect to translate foreign currency OID (and, in the case of an accrual basis United States Holder, accrued interest) into U.S. dollars at the exchange rate in effect on the last day of an accrual period for such OID or interest, or in the case of the accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of OID or interest is actually received within five business days of the last day of the accrual period or partial accrual period within the taxable year, an electing United States Holder may instead translate such OID or accrued interest into U.S. dollars at the exchange rate in effect on the date of such receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service.

AMORTIZING NOTES, EXTENDIBLE NOTES, RENEWABLE NOTES AND INDEXED NOTES

  The applicable Pricing Supplement will contain a discussion of special United States federal income tax rules with respect to Amortizing Notes, Extendible Notes, Renewable Notes and Indexed Notes, payments on which are determined by reference to any index (other than interest payments determined by reference to a Qualified Floating Rate or Objective Rate). The applicable Pricing Supplement also will contain a discussion of any special United States federal income tax rules with respect to Floating Rate Notes that provide for one Base Rate followed by a different Base Rate, a Base Rate followed by a fixed rate, or a fixed rate followed by a Base Rate.

BACKUP WITHHOLDING AND INFORMATION REPORTING


  The "backup" withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest (including OID) on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Corporation, its agent, a broker, or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish and certify its taxpayer identification number, to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

  Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Corporation or any agent thereof (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that it is not a United States person as set forth in clause (a)(iv) described above under "Non-United States Holders" or has otherwise established an exemption (provided that neither the Corporation nor such agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied).

  Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

  The Notes are being offered on a continuous basis by the Corporation through CS First Boston Corporation, Goldman, Sachs & Co., Kidder, Peabody & Co. Incorporated, Lehman Brothers, Lehman Brothers Inc. (including its affiliate Lehman Special Securities Inc.), J.P. Morgan Securities Inc., and Salomon Brothers Inc (the "Agents"), each of which will agree to use its reasonable efforts to solicit offers to purchase Notes. The Corporation will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. Unless otherwise specified in the applicable Pricing Supplement, with respect to Notes with a Stated Maturity of 30 years from the date of issue, the Company will pay each Agent a commission, in the form of a discount ranging from .125% to .750% of the principal amount of each Note, depending upon the Stated Maturity, sold through such Agent. With respect to Notes with a Stated Maturity that is longer than 30 years from the date of issue sold through any Agent, the rate of commission will be negotiated at the time of sale and will be specified in the applicable Pricing Supplement. The Corporation may appoint additional agents to solicit sales of the Notes or accept (but not solicit) offers from additional agents for the sale of Notes; provided that any such solicitation and sale of the Notes shall be on the same terms and conditions as the Agents have agreed to. The Corporation may also sell Notes directly to investors on its own behalf. In the case of sales made directly by the Corporation, no commission will be payable.

  The Corporation may also sell Notes to an Agent as principal for its own account or to a group of underwriters for whom an Agent acts as representative at discounts or premiums to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale, at negotiated prices or otherwise, as determined by the Agent. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount received by such Agent from the Corporation unless otherwise specified in the applicable Pricing Supplement. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Corporation and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Corporation has also agreed to reimburse the Agents for certain expenses, including the fees and expenses of counsel.

  The Corporation does not intend to apply for the listing of the Notes on any national or regional securities exchange. The Corporation has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

  Concurrently with the offering of Notes through the Agents as described herein, the Corporation may issue other Securities as described in the accompanying Prospectus.

  In the ordinary course of their respective businesses, certain of the Agents and their affiliates have engaged, and may in the future engage, in investment banking and commercial banking transactions with the Corporation and certain of its affiliates.

                             VALIDITY OF THE NOTES

  The validity of the Notes will be passed upon for the Corporation by any Senior Managing Counsel to the Corporation authorized to render an opinion in the State of Ohio or by Thompson, Hine and Flory, Cleveland, Ohio, and for the Agents by Shearman & Sterling, New York, New York. The Senior Managing Counsel to the Corporation or Thompson, Hine and Flory, as the case may be, will rely as to all matters of New York law upon the opinion of Shearman & Sterling. Shearman & Sterling will rely as to all matters of Ohio law upon the opinion rendered on behalf of the Corporation.

  The opinion of the Senior Managing Counsel to the Corporation or Thompson, Hine and Flory and Shearman & Sterling will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Corporation and the Trustee in connection with the issuance and sale of Notes, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. As of June 8, 1994, attorneys at Thompson, Hine and Flory owned an aggregate of approximately 62,200 common shares of the Corporation. In addition, as of June 8, 1994, the Senior Managing Counsel to the Corporation currently authorized to render the opinion on behalf of the Corporation owned approximately 2,700 common shares of the Corporation and options to purchase 4,000 common shares of the Corporation which were exercisable within sixty days of such date.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION DATED JUNE 10, 1994

PROSPECTUS

                     [LOGO OF KEYCORP APPEARS HERE]

           DEBT SECURITIES                    DEBT WARRANTS
           PREFERRED STOCK                    PREFERRED STOCK WARRANTS
           DEPOSITARY SHARES                  DEPOSITARY SHARE WARRANTS
           COMMON SHARES                      COMMON SHARE WARRANTS
                          CAPITAL SECURITIES

  KeyCorp, an Ohio corporation (the "Corporation"), intends to issue from time to time, either separately or together, (i) one or more series of its unsecured debt securities, which may be either senior debentures, notes, bonds, and/or other evidences of indebtedness (the "Senior Debt Securities") or subordinated debentures, notes, bonds, and/or other evidences of indebtedness which may be convertible at the option of a holder or the Corporation into Capital Securities (as described herein) of the Corporation (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"),
(iii) shares of Preferred Stock, with a par value of $1 each (the "Preferred Stock") which may be convertible, at the option of the holder, into Common Shares or any other class or series of Capital Securities of the Corporation or convertible at the option of the Corporation into Capital Securities or other debt securities of the Corporation, (iv) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), (v) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), (vi) warrants to purchase Depositary Shares (the "Depositary Share Warrants"), (vii) Common Shares, with a par value of $1 each (the "Common Shares"), together with the related rights to purchase Common Shares (the "Rights"), and (viii) warrants to purchase Common Shares, together with the Rights, (the "Common Share Warrants," and together with the Debt Warrants, the Preferred Stock Warrants, and the Depositary Share Warrants, being collectively referred to herein as the "Securities Warrants") in amounts, at prices, and on terms to be determined at the time of the offering. The Debt Securities, Securities Warrants, Preferred Stock, Depositary Shares, and Common Shares offered hereby, together with the Capital Securities, are collectively referred to herein as the "Securities."

  The Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate initial public offering price of $750,000,000 or the equivalent thereof in one or more foreign currencies or units of one or more foreign currencies or composite currencies (such as European Currency Units), at individual prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). The particular terms of the Securities offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such Securities (an "Applicable Prospectus Supplement").

   The Senior Debt Securities, when issued, will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. The Subordinated Debt Securities will be subordinate to all existing and future Senior Indebtedness (as defined herein) of the Corporation and, in certain events involving the insolvency of the Corporation, to Other Senior Obligations (as defined herein) of the Corporation. See "Description of Debt Securities-- Subordination of Subordinated Debt Securities." The Debt Securities of any series may be issued with Securities Warrants, and, in the case of the Subordinated Debt Securities, may be convertible into Capital Securities of the Corporation. Unless otherwise indicated in a Prospectus Supplement, the maturity of the Subordinated Debt Securities will be subject to acceleration only in the event of certain events of bankruptcy, insolvency, or reorganization of the Corporation or upon receivership of a Major Bank (as defined herein). See "Description of Debt Securities--Subordination of Subordinated Debt Securities".

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, premium, if any, rate of interest (which may be variable or fixed), time of payment of interest, terms for optional redemption or repayment by the Corporation or any holder and for sinking fund payments, terms for conversion, the initial public offering price, any special provisions related to Debt Securities denominated in a foreign currency or issued as medium-term notes, original issue discount securities, or with other special terms, and the designation of any applicable trustee, security registrar, or paying agent,
(ii) in the case of shares of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, any dividend, liquidation, redemption, voting, and other rights, the terms for conversion, the initial public offering price, and whether such shares are to be issued as Depositary Shares, and, if so, the fraction of a share to be represented by each Depositary Share and the designation of the Depositary (as defined herein), (iii) in the case of Common Shares, the aggregate number of shares offered and the initial offering price, and (iv) in the case of Securities Warrants, where applicable, the applicable type and amount of securities covered thereby, and, where applicable, the aggregate amount, duration, offering price, exercise price, and detachability.

  A Prospectus Supplement will also contain information, where applicable, about certain U.S. Federal income tax, accounting, and other considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

  THE SECURITIES WILL BE OBLIGATIONS OF THE CORPORATION, ARE NOT AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE CORPORATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

  The Securities may be sold to underwriters pursuant to the terms of the offering fixed at the time of sale, directly by the Corporation, or through dealers or agents designated from time to time by the Corporation, which agents may be affiliates of the Corporation. Each Prospectus Supplement will set forth the names of the underwriters, dealers, or agents, if any, and any applicable fees, commissions, or discounts and the net proceeds to the Corporation from such sale together with the terms of the offering. The Corporation may also issue contracts under which the counterparty may be required to purchase Debt Securities, Preferred Stock, or Depositary Shares. Such contracts would be issued with the Debt Securities, Preferred Stock, Depositary Shares, and/or Securities Warrants in amounts, at prices, and on terms to be set forth in a Prospectus Supplement. See "Plan of Distribution."

               THE DATE OF THIS PROSPECTUS IS JUNE  , 1994.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain securities of the Corporation are listed on the New York Stock Exchange, and such reports, proxy statements, and other information concerning the Corporation also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Corporation with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits thereto for further information pertaining to the Corporation and the Securities offered hereby. The Registration Statement (and exhibits thereto) may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed by the Corporation with the Commission pursuant to Sections 12 or 13 of the Exchange Act:

    1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1993;

    2. The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (as amended by Amendment No. 1 to Form 10-Q on Form 10-Q/A filed on June 7, 1994);

    3. The Corporation's Current Reports on Form 8-K, filed on January 21, March 16, (as amended by Amendment No. 1 to Form 8-K on Form 8-K/A filed on May 4, 1994), April 12, and April 20, 1994 (including as exhibits in the case of the Form 8-K filed on April 20, 1994 (i) Management's Discussion and Analysis of Financial Condition and Results of Operations; (ii) Report of Ernst & Young, Independent Auditors; (iii) Consolidated Financial Statements for the fiscal year ended December 31, 1993; (iv) Notes to Consolidated Financial Statements; and (v) descriptions of the Corporation's business (including a discussion of regulatory and supervisory matters) and properties, all of which reflect old KeyCorp and Society (as each is defined below), on a combined basis giving effect to their March 1, 1994 merger);

    4. The description of the Corporation's Common Shares and the Rights to purchase Common Shares contained in the Corporation's Registration Statement on Form 8-A dated July 31, 1992 as amended by Form 8-A/A filed on February 25, 1994 under Section 12 of the Exchange Act; and

    5. The description of the Corporation's 10% Cumulative Preferred Stock, Class A (the "10% Cumulative Preferred Stock") and the Depositary Shares representing one-fifth of one share of 10% Cumulative Preferred Stock contained in the Corporation's Registration Statement on Form 8-A, filed on February 23, 1994 under Section 12 of the Exchange Act.

  All reports subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE CORPORATION WILL PROVIDE UPON REQUEST AND WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WRITTEN REQUESTS SHOULD BE DIRECTED TO CARTER B. CHASE, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, AND SECRETARY, KEYCORP, 127 PUBLIC SQUARE, CLEVELAND, OHIO 44114-1306 (TELEPHONE (216) 689-3000).

  NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE AND DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

  UNLESS OTHERWISE INDICATED, CURRENCY AMOUNTS IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT ARE STATED IN U.S. DOLLARS ("$," "DOLLARS," "U.S. DOLLARS," OR "U.S. $").

                                THE CORPORATION

  On March 1, 1994, KeyCorp ("old KeyCorp"), a New York corporation and a financial services holding company headquartered in Albany, New York, with approximately $33 billion in assets at year-end 1993, merged with and into Society Corporation ("Society"), an Ohio corporation and a financial services holding company headquartered in Cleveland, Ohio with approximately $27 billion in assets at year-end 1993, pursuant to an Agreement and Plan of Merger, and a related Supplemental Agreement to Agreement and Plan of Merger, each dated as of October 1, 1993, and each as amended. In the merger, Society was the surviving corporation, but changed its name to KeyCorp (also referred to herein as the "Corporation"). All financial data of the Corporation set forth in this Prospectus has been restated to give effect to the merger of old KeyCorp with and into Society.

  The merger of old KeyCorp with and into Society created a financial services holding company which traces its roots back to 1825, when the first predecessor of old KeyCorp was organized. The merger of old KeyCorp and Society created the "new" KeyCorp, a financial services company, which at March 31, 1994, was the tenth largest bank holding company in the United States based on its consolidated assets of approximately $61 billion.

  The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. Accordingly, the right of the Corporation, its securityholders and its creditors to participate in any distribution of the assets or earnings of its banking and other subsidiaries is necessarily subject to the prior claims of the respective creditors of such banking and other subsidiaries, except to the extent that claims of the Corporation in its capacity as a creditor of such banking and other subsidiaries may be recognized.

  The address of the Corporation's principal office is 127 Public Square, Cleveland, Ohio, 44114 and its telephone number is (216) 689-3000.

BANKING SUBSIDIARIES

  As a result of the merger of old KeyCorp and Society, KeyCorp provides banking and other financial services across the country's northern tier and in Florida through a network of subsidiaries operating 1,276 full-service banking offices in 13 states, (as of March 31, 1994), making KeyCorp the fifth largest bank holding company in terms of domestic branches. KeyCorp's primary banking subsidiaries include Society National Bank, headquartered in Cleveland, Ohio, the largest bank in Ohio and one of the nation's major regional banks with $22.6 billion in total assets and 291 full-service banking offices at March 31, 1994; Key Bank of New York, headquartered in Albany, New York with $14.1 billion in total assets and 331 full-service banking offices at March 31, 1994; Key Bank of Washington, headquartered in Tacoma, Washington with $7.1 billion in total assets and 193 full-service banking offices at March 31, 1994; and Society National Bank, Indiana, headquartered in South Bend, Indiana with $3.2 billion in total assets and 84 full-service banking offices at March 31, 1994. In addition, the Corporation operates banking subsidiaries in Alaska, Colorado, Florida, Idaho, Maine, Michigan, Oregon, Utah, and Wyoming.

  The Corporation's banking subsidiaries provide a wide range of banking, fiduciary and other financial services to their corporate, individual and institutional customers located throughout the country. In addition to the customary banking services of accepting funds for deposit and making loans, the Corporation's banking subsidiaries provide specialized services tailored to specific markets, including investment management services, personal and corporate trust services, personal financial services, customer access to money market and other mutual funds, cash management services, investment banking services, and international banking services.

OTHER FINANCIAL SERVICE SUBSIDIARIES

  In addition to the services provided through its banking offices, KeyCorp engages in a wide range of other financial services through subsidiaries, including mortgage banking, investment management, mutual fund advisory, and trust services. At December 31, 1993, through its banking and other companies, KeyCorp serviced approximately $27 billion in mortgage loans, managed approximately $34 billion in assets (excluding corporate trust assets) in its investment management and trust operations, and, among bank holding companies, operated the nation's thirteenth largest bank mutual fund business.

  The Corporation engages in the mortgage banking business through KeyCorp Mortgage Inc., a mortgage banking subsidiary of Key Bank of New York. KeyCorp Mortgage Inc. engages in the business of originating, servicing, packaging and selling residential mortgage loans, and, to a lesser extent, servicing commercial and income property loans in all of the states in which the Corporation's banks have branch offices (Alaska, Colorado, Idaho, Indiana, Maine, Michigan, New York, Ohio, Oregon, Utah, Washington and Wyoming) and in Arizona and New Jersey where the Corporation has no branch offices.

  The Corporation engages in the investment management business through its bank and trust company subsidiaries as noted above and also through two bank-owned registered investment adviser subsidiaries owned by Society National Bank. Through these entities, the Corporation provides investment management services to institutional and individual clients, including large corporate and public retirement plans, Taft-Hartley plans, foundations and endowments, and high net worth individuals. The Corporation's bank and investment management subsidiaries also serve as investment advisers to the Corporation's proprietary mutual funds.

  Through its nonbanking subsidiaries, the Corporation provides additional financial services both in and outside of its primary banking markets. These include personal and corporate trust services, investment management, reinsurance of credit life and accident and health insurance on loans made by subsidiary banks, venture capital and small business investment financing services, equipment lease financing, community development financing, stock transfer agent, and other financial services. The Corporation is also a participant in a joint venture with a number of other unaffiliated bank holding companies in Electronic Payment Services, Inc., which through its subsidiary, Money Access Service Inc., is the largest processor of automatic teller machine transactions in the United States. Money Access Service Inc., which is more commonly known as the MAC (R) network, is available to bank customers throughout the United States.

    CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The Corporation's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends are set forth below for the periods indicated:

                                  THREE MONTHS
                                 ENDED MARCH 31,    YEAR ENDED DECEMBER 31,
                                 --------------- -----------------------------
                                  1994    1993   1993  1992  1991  1990  1989
                                 ------- ------- ----- ----- ----- ----- -----
Earnings to Fixed Charges:
  Excluding Interest on
   Deposits.....................   4.44x   4.37x 4.15x 3.67x 2.07x 1.57x 1.74x
  Including Interest on
   Deposits.....................   1.81x   1.71x 1.69x 1.48x 1.18x 1.10x 1.16x
Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends:
  Excluding Interest on
   Deposits.....................   4.16x   3.98x 3.84x 3.31x 1.96x 1.54x 1.71x
  Including Interest on
   Deposits.....................   1.78x   1.67x 1.66x 1.45x 1.17x 1.10x 1.15x

For purposes of computing the above ratios, earnings represent consolidated income before income taxes plus fixed charges. Fixed charges include interest expense (excluding or including interest on deposits, as the case may be) and the proportion deemed representative of the interest factor of rental expense, net of income from subleases. Pre-tax earnings required for preferred stock dividends were computed using the effective tax rate for the applicable year.

                           SUPERVISION AND REGULATION

GENERAL

  As a bank holding company, the Corporation is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not, in general, directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking (i.e. commercial or industrial) activities, subject to certain exceptions. As a result of the 1993 acquisition of the institution that is now known as Society First Federal Savings Bank ("Society First Federal"), the Corporation is also subject to the regulation and supervision of the Office of Thrift Supervision (the "OTS") as a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended (the "HOLA").

  The banking and savings association subsidiaries (collectively, the "banking subsidiaries" or "subsidiary banks") of the Corporation are subject to extensive supervision, examination, and regulation by applicable Federal and state banking agencies. Society National Bank, Society National Bank, Indiana, and Key Bank USA N.A. are national banking associations with full banking powers, subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency (the "OCC"). Two other national banking subsidiaries of the Corporation operate under charters that limit their banking powers to trust-related activities. These entities are also subject to the regulation, supervision, and examination of the OCC, although they are not regulated as banks for purposes of the BHCA. All of the other banking subsidiaries of the Corporation, other than Society First Federal, are state-chartered banks that are subject to supervision, examination, and regulation by the applicable state banking authority in the state in which each such institution is chartered. In addition, the Corporation's state-chartered banks are not members of the Federal Reserve System (and are therefore so-called "nonmember banks"), and, accordingly, are subject to the regulation, supervision, and examination of the Federal Deposit Insurance Corporation (the "FDIC"). Because each of the Corporation's banking subsidiaries is insured by the FDIC, the FDIC also has regulatory and supervisory authority over the banking subsidiaries in that capacity. The OTS is charged with regulation of Federal savings associations such as Society First Federal, presently the Corporation's only such institution. Depository institutions are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. The regulatory regime applicable to bank holding companies and their subsidiaries is not intended generally for the protection of investors but is directed toward protecting the interests of depositors, the FDIC deposit insurance funds, and the U.S. banking system as a whole.

  The Corporation also has nonbanking subsidiaries that are subject to supervision, regulation, and examination by the Federal Reserve Board, as well as other applicable regulatory agencies. For example, the Corporation's insurance subsidiaries are subject to regulation by the insurance regulatory authorities of the various states, and the Corporation's state chartered trust company subsidiaries (which are considered nonbanking companies for purposes of the BHCA) are subject to regulation by state banking authorities. Other nonbanking subsidiaries are subject to other laws and regulations of both the Federal government and the various states in which they are authorized to do business. For example, the Corporation's discount brokerage and investment adviser subsidiaries are subject to supervision and regulation by the Commission, the National Association of Securities Dealers, Inc., and state securities regulators.

  The following references to certain statutes and regulations are brief summaries thereof. The references are not intended to be complete and are qualified in their entirety by reference to the statutes and regulations themselves. In addition there are numerous other statutes and regulations not summarized below that apply to and regulate the operation of the Corporation and its banking and nonbanking subsidiaries. A change in applicable law or regulation may have a material effect on the business of the Corporation.

DIVIDEND RESTRICTIONS

  The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of the Corporation, including cash flow to pay dividends on the Corporation's common and preferred shares and debt service on the Corporation's debt, is dividends from its banking and other subsidiaries. Various Federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to the Corporation by its banking subsidiaries without regulatory approval. No such limits apply to the amount of dividends that may be paid to the Corporation by its other, nonbanking subsidiaries.

  The approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year would exceed the total of (i) the bank's net profits (as defined and interpreted by regulation) for the current year plus
(ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined and interpreted by regulation). Three of the Corporation's banking subsidiaries, Society National Bank, Society National Bank, Indiana, and Key Bank USA N.A., and the Corporation's trust company subsidiaries which are national banks, are subject to these restrictions.

  The Corporation's state nonmember banks are also subject to various restrictions on the payment of dividends under state laws. A number of the Corporation's banking subsidiaries, representing approximately 50% of its banking assets (other than assets under management for customers) are state nonmember banks, which are restricted as to the payment of dividends by the laws and regulations of their respective state chartering authority.

  In addition, OTS regulations impose limitations upon all capital distributions by savings associations. These limitations are applicable only to Society First Federal.

  In addition, if, in the opinion of the applicable Federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, which, depending on the financial condition of the institution, could include the payment of dividends, the agency may require, after notice and hearing, that such institution cease and desist from such practice. Also, the Federal Reserve Board, the OCC, the FDIC, and the OTS have issued policy statements which provide that insured depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

  Under all of the laws, regulations, and other restrictions applicable to the Corporation's banking subsidiaries, management estimates that, as of March 31, 1994, the Corporation's banking subsidiaries could have declared dividends of approximately $543 million in the aggregate, without obtaining prior regulatory approval, not including dividends that may be payable by the Corporation's trust company subsidiaries, Society First Federal and certain other financial service subsidiaries.

HOLDING COMPANY STRUCTURE

  Transactions Involving Banking Subsidiaries. Transactions involving the Corporation's banking subsidiaries are subject to Federal Reserve Act restrictions which limit the transfer of funds from such subsidiaries to the Corporation and (with certain exceptions) to the Corporation's nonbanking subsidiaries (together, "affiliates") in so-called "covered transactions," such as loans and other extensions of credit, investments, or asset purchases. Unless an exemption applies, each such transaction by a banking subsidiary with one of its non-banking affiliates is limited in amount to 10% of that banking subsidiary's capital and surplus and, with respect to all such transfers to affiliates, in the aggregate, to 20% of that banking subsidiary's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts. "Covered transactions" also include the acceptance of securities issued by the banking subsidiary as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit for the benefit of the Corporation or any of its affiliates. In addition, a bank holding company and its banking subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services.

  Source of Strength/Commonly Controlled Banking Subsidiaries. Under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required by the Federal Reserve Board at times when the Corporation may not have the resources to provide it or, for other reasons, would not otherwise be inclined to provide it. Certain loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits in, and certain other indebtedness of, the subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a Federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under Federal law, a depository institution, the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default (the so-called "cross guaranty" provision). "Default" is defined under the FDIC's regulations generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

CAPITAL REQUIREMENTS

  The Federal Reserve Board, the FDIC, and the OCC have issued substantially similar risk-based and leverage capital guidelines for United States banking organizations. The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one-half of the total capital must be comprised of common equity, retained earnings, qualifying non-cumulative, perpetual preferred stock, a limited amount of qualifying cumulative, perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets ("Tier I capital"). The remainder may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves ("Tier II capital"). As of March 31, 1994, the Corporation's Tier I and total capital to risk-adjusted assets ratios were 8.91% and 12.34%, respectively.

  In addition, the Corporation is subject to guidelines relating to its minimum leverage ratio (Tier I capital to total consolidated quarterly average assets less goodwill and certain other intangible assets for the relevant period). These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, such as having the highest supervisory rating. All other bank holding companies are required to maintain leverage ratios which are at least 100 to 200 basis points higher (i.e., a leverage ratio of at least 4% to 5%). Neither the Corporation nor any of its banking subsidiaries has been advised by its appropriate Federal regulatory agency of any specific leverage ratio applicable to it. As of March 31, 1994, the Corporation's Tier I leverage ratio was 6.85%. Federal Reserve Board policy provides that banking organizations generally, and, in particular, those that are experiencing internal growth or actively making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier I leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I capital less all intangible assets to total consolidated quarterly average assets less all intangible assets. For purposes of this calculation, purchased mortgage servicing rights are not considered to be intangible assets. As of March 31, 1994, the Corporation's tangible Tier I leverage ratio was 6.76%.

  Each of the Corporation's banking subsidiaries is also subject to capital requirements adopted by applicable Federal regulatory agencies which are substantially similar to those imposed by the Federal Reserve Board on bank holding companies. These requirements also include minimum Tier I, total capital and leverage ratios. As of March 31, 1994, each of the Corporation's banking subsidiaries had capital in excess of all minimum regulatory requirements.

  All of the Federal banking agencies have proposed regulations that would add an additional capital requirement based upon the amount of an institution's exposure to interest rate risk. The OTS recently adopted its final rule adding an interest rate component to its risk-based capital rule. Under the final OTS rule, a savings association with a greater than "normal" level of interest rate risk exposure will be subject to a deduction from total capital for purposes of calculating its risk-based capital ratio. The new OTS rule was effective January 1, 1994, except for limited provisions which are effective July 1, 1994. The other Federal banking agencies have yet to adopt their final rules on the interest rate risk component of risk-based capital.

  The OCC, the Federal Reserve Board, and the FDIC have proposed amendments to their respective regulatory capital rules to include in Tier I capital for purposes of calculating the risk-based and leverage ratios, the net unrealized changes in the value of securities available for sale. The proposed amendments are in response to the provisions outlined in Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which takes effect for fiscal years beginning after December 15, 1993. This new accounting standard requires, among other things, that net unrealized holding gains and losses on securities available for sale be recorded as a component of shareholders' equity with no impact on net income. If adopted as proposed, the rule could cause the amount of an institution's Tier I capital to fluctuate, thereby causing the institution's Tier I, total capital and leverage ratios to be subject to greater volatility. Effective January 1, 1994, the Corporation adopted SFAS No. 115. As a result of this accounting change, approximately $4.5 billion of securities were classified as available for sale at March 31, 1994, and shareholders' equity was reduced by $22.6 million, representing the unrealized loss on these securities, net of deferred income taxes.

SIGNIFICANT AMENDMENTS TO THE FEDERAL DEPOSIT INSURANCE ACT

  The Federal Deposit Insurance Corporation Improvement Act of 1991, enacted December 19, 1991, amended several Federal banking statutes, including the Federal Deposit Insurance Act (the "FDIA"), and, among other things, increased the FDIC's borrowing authority to resolve bank failures, mandated least-cost resolutions and prompt regulatory action with regard to undercapitalized institutions, expanded consumer protection, and mandated increased supervision of domestic depository institutions and the U.S. operations of foreign depository institutions. The 1991 amendments to the FDIA required the Federal banking agencies to promulgate regulations and specify standards in numerous areas of bank operations, including interest rate exposure, asset growth, internal controls, credit underwriting, executive officer and director compensation, real estate construction financing, additional review of capital standards, interbank liabilities, and other operational and managerial standards as the agencies determine appropriate. In general, management believes that these regulations have increased, and may continue to increase, the cost of and the regulatory burden associated with the banking business.

  Prompt Corrective Action. Effective in December 1992, the OCC, the Federal Reserve Board, the FDIC, and the OTS adopted new regulations to implement the so-called "prompt corrective action" provisions of the FDIA. The regulations group FDIC-insured depository institutions into five broad categories based on their capital ratios. The five categories are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," as follows:

  . An institution is "well capitalized" if it has a total risk-based capital ratio (total capital to risk-adjusted assets) of 10% or greater, a Tier I risk-based capital ratio (Tier I capital to risk-adjusted assets) of 6% or greater, and a Tier I leverage capital ratio (Tier I capital to average total assets) of 5% or greater, and it is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure;

  . An institution is "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater, and (generally) a Tier I leverage capital ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution;

  . An institution is "undercapitalized" if the relevant capital ratios are less than those specified in the definition of an "adequately capitalized" institution;

  . An institution is "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a Tier I leverage capital ratio of less than 3%; and

  . An institution is "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets of 2% or less.

  An institution may be downgraded to, or be deemed to be in, a capital category that is lower than is indicated by its actual capital position if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

  The capital-based prompt corrective action provisions of the FDIA and their implementing regulations apply to FDIC insured depository institutions such as all of the Corporation's banking subsidiaries, but they are not applicable to holding companies, such as the Corporation, which control such institutions. However, both the Federal Reserve Board and the OTS have indicated that, in regulating holding companies, they will take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations. Although the capital categories defined under the prompt corrective action regulations are not directly applicable to the Corporation under existing laws and regulations, based upon its ratios the Corporation would qualify, and its subsidiary banks do qualify, as well-capitalized as of December 31, 1993. However, an institution's capital category, as determined by applying the prompt corrective action provisions of the law, may not constitute an accurate representation of the overall financial condition or prospects of the Corporation or its banking subsidiaries, and should be considered in conjunction with other available information regarding the Corporation's financial condition and results of operations.

  The FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the institution would thereafter be undercapitalized. Undercapitalized depository institutions are also subject to restrictions on borrowing from the Federal Reserve System, increased monitoring by the appropriate Federal banking agency and limitations on growth, and are required to submit a capital restoration plan to their primary Federal regulatory agency. The Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company with respect to such a guarantee is limited to the lesser of: (a) an amount equal to 5% of the depository institution's total assets at the time that it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable to it as of the time it failed to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized and requirements to reduce total assets, and are prohibited from receiving deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

  FDIC Insurance. Under the risk-related insurance assessment system adopted in final form effective beginning with the January 1, 1994 assessment period, a bank or savings association is required to pay an annual assessment ranging from $.23 to $.31 per $100 of deposits based on the institution's risk classification. The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially solid institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund), and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action). For the period commencing on January 1, 1994 through June 30, 1994, insurance assessments on deposits of all of the Corporation's banking subsidiaries owned as of December 31, 1993, were paid at the rate of $.23 per $100 of deposits.

DEPOSITOR PREFERENCE STATUTE

  In August 1993, Federal legislation was enacted providing that insured and uninsured deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including Federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver. Under this new legislation, if an insured depository institution fails, insured and uninsured depositors along with the FDIC will be placed ahead of all unsecured, nondeposit creditors in order of priority of payment.

IMPLICATIONS OF BEING A SAVINGS AND LOAN HOLDING COMPANY

  By reason of its ownership of Society First Federal, the Corporation is a savings and loan holding company within the meaning of the HOLA. With certain exceptions, a savings and loan holding company must obtain prior written approval from the OTS (as well as the Federal Reserve Board, or other Federal agencies whose approval may be required, depending upon the structure of the acquisition transaction) before acquiring control of a savings association or savings and loan holding company through the acquisition of stock or through a merger or some other business combination. The HOLA prohibits the OTS from approving an acquisition by a savings and loan holding company which would result in the holding company controlling savings associations in more than one state unless (a) the holding company is authorized to do so by the FDIC as an emergency acquisition, (b) the holding company controls a savings association which operated an office in the additional state or states on March 5, 1987, or
(c) the statutes of the state in which the savings association to be acquired is located specifically permit a savings association chartered by such state to be acquired by an out-of-state savings association or savings and loan holding company.

  A Federal savings association, however, including one controlled by a savings and loan holding company, is permitted, subject to certain restrictions, to branch on a nationwide basis. Thus, a Federal savings association may generally also acquire the assets and liabilities or the stock of other Federal savings associations and operate them as branches, whether or not they are located in a state that would otherwise have permitted the acquiring institution's holding company to operate a savings association in that state.

CONTROL ACQUISITIONS

  The Change in Bank Control Act (the "CBCA") prohibits a "person" (as defined in the CBCA and the regulations thereunder) or group of persons from acquiring "control" (as defined in the CBCA and the regulations thereunder) of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intention not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Corporation, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

  In addition, any "company" (as defined in the CBCA and the regulations thereunder) is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Shares of the Corporation, or otherwise obtaining control over the Corporation.

                                USE OF PROCEEDS

  Unless otherwise set forth in the Applicable Prospectus Supplement, the Corporation intends to use the net proceeds from the sale of the Securities for general corporate purposes, including investments in and advances to the Corporation's banking and nonbanking subsidiaries, reduction of short-term borrowings, investments, and financing possible future acquisitions including, without limitation, the acquisition of banking and nonbanking companies and financial assets and liabilities.

                         DESCRIPTION OF DEBT SECURITIES

  The Senior Debt Securities are to be issued under an Indenture, dated as of June 10, 1994, (the "Senior Indenture"), between the Corporation and Bankers Trust Company, as Trustee. The Subordinated Debt Securities are to be issued under an Indenture, dated as of June 10, 1994 (the "Subordinated Indenture"), also between the Corporation and Bankers Trust Company, as Trustee. Copies of the Senior Indenture and the Subordinated Indenture have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively herein as the "Indentures". Bankers Trust Company is hereinafter referred to as the "Senior Trustee" when referring to it in its capacity as trustee under the Senior Indenture, as the "Subordinated Trustee" when referring to it in its capacity as trustee under the Subordinated Indenture, and as the "Trustee" when referring to it in its capacity as trustee under both of the Indentures. The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities, and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Securities and the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles, or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles, or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Applicable Indenture. The following sets forth certain general terms and provisions of the Debt Securities offered hereby.

GENERAL TERMS

  The Indentures provide that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Corporation which is not accorded a priority under applicable law. The Subordinated Debt Securities will rank equally with all other unsecured indebtedness of the Corporation, but, as described below, will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Corporation and, in certain events involving the insolvency of the Corporation, Other Senior Obligations of the Corporation. The Debt Securities will be unsecured obligations of the Corporation.

  Unless otherwise indicated in the Applicable Prospectus Supplement, principal of (and premium, if any), or interest, if any, on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the office or agency of the Corporation in the Borough of Manhattan, the City of New York, maintained for such purpose and at any other office or agency maintained by the Corporation for such purpose, except that, at the option of the Corporation, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the register for the Debt Securities or by transfer to an account maintained with a bank located in the United States. (Sections 301, 305, and 1002) Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities (both as defined in the Indentures). Unless otherwise provided in the Applicable Prospectus Supplement, Debt Securities denominated in U.S. dollars are issuable in denominations of $1,000 and integral multiples of $1,000 (in the case of Registered Securities) and in denominations of $5,000 (in the case of Bearer Securities). The Indentures also provide that Debt Securities of a series may be issuable in global form, which may be of any denomination. See "Book-Entry Procedures". Unless otherwise indicated in the Applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Sections 201 and 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

  The Applicable Prospectus Supplement will describe the following terms of the Debt Securities offered thereby:

    (1) The title of such Debt Securities and whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities.

    (2) The aggregate principal amount of such Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series.

    (3) If other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined.

    (4) The date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Debt Securities will be payable.

    (5) The rate or rates at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which any interest will accrue or the method by which such date or dates will be determined, the date or dates on which such interest, if any, will be payable and the regular record date or dates, if any, for the interest payable on any registered security on any interest payment date, or the method by which any such date will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

    (6) The period or periods within which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which, such Debt Securities may be redeemed in whole or in part at the option of the Corporation, if the Corporation is to have that option.

    (7) The obligation, if any, of the Corporation to redeem, repay, or purchase such Debt Securities in whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which and the other terms and conditions upon which, such Debt Securities will be so redeemed, repaid, or purchased.

    (8) Whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities, or both, any restrictions applicable to the offer, sale, or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether such Debt Securities will be issuable initially in temporary global form, whether any such Debt Securities will be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Applicable Indenture, and, if Registered Securities are to be issuable as a global security, the identity of the depository for such Debt Securities.

    (9) If other than U.S. dollars, the currency or currencies, currency unit or units or composite currency or currencies in which payments of the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable or in which such Debt Securities will be denominated.

    (10) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula, or other method (which index, formula, or method may be based on one or more currency or currencies, currency unit or units or composite currency or currencies, commodities, equity indices, or other indices) and the manner in which such amounts will be determined.

    (11) Whether the Corporation or a holder may elect payment of the principal of (and premium, if any), or interest, if any, on such Debt Securities in one or more currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable.

    (12) The place or places, if any, other than or in addition to the City of New York, where the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable, where any Registered Securities may be surrendered for registration of transfer, where Debt Securities may be surrendered for conversion and where notices or demands to or upon the Corporation in respect of such Debt Securities and the Applicable Indenture may be served.

    (13) The denomination or denominations in which such Debt Securities will be issuable, if other than $1,000 or any integral multiple thereof in the case of Registered Securities and $5,000 or any integral multiple thereof in the case of Bearer Securities.

    (14) If other than the applicable Trustee, the identity of each Security Registrar and/or Paying Agent.

    (15) The date as of which any Bearer Securities of the series and any temporary Debt Security issued in global form representing outstanding Securities of the series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued.

    (16) The applicability, if at all, to such Debt Securities of the provisions of Article Thirteen of the respective Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article.

    (17) The person to whom any interest on any Registered Security of the series shall be payable, if other than the person in whose name such Registered Security (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series will be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Debt Security issued in global form will be paid in other than in the manner provided in the applicable Indenture.

    (18) If such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions.

    (19) If such Debt Securities will be issuable upon the conversion of other Securities or upon the exercise of Debt Warrants, the time, manner, and place for such Debt Securities to be authenticated and delivered.

    (20) The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified.

    (21) Any deletions from, modifications of or additions to the Events of Default and in the case of the Subordinated Debt Securities, the Defaults, or covenants of the Corporation with respect to such Debt Securities, whether or not such Events of Default, Defaults, or covenants are consistent with the Events of Default, Defaults, or covenants set forth in the general provisions of the Applicable Indenture.

    (22) The designation of the initial Exchange Rate Agent, if any.

    (23) Whether such Subordinated Debt Securities will be convertible into Capital Securities of the Corporation and, if so, the terms and conditions upon which such Subordinated Debt Securities will be so convertible.

    (24) Any other terms of such Debt Securities not inconsistent with the provisions of the Applicable Indenture.

  The Corporation may be required to pay Additional Amounts, as contemplated by
Section 1004 of each Indenture, to any holder of Debt Securities who is not a U.S. person (including any modification to the definition of such term as contained in the Applicable Indenture as originally executed) in respect of certain taxes, assessments, or governmental charges and, if so, the Corporation may have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option) The Indentures provide that "Additional Amounts" means any additional amounts which are required by the Debt Securities or by or pursuant to a resolution of the Board of Directors to be paid by the Corporation in respect of certain taxes imposed on such non-U.S. persons and which are owing to such holders. If the terms of any series of Debt Securities provide that the Corporation must pay Additional Amounts in respect thereof, for purposes of this Prospectus, any reference to the payment of (or premium, if any, on) or interest, if any, on such Debt Securities will be deemed to include mention of the payment of Additional Amounts provided for by the terms of such Debt Securities.

  Debt Securities may provide for an amount less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). (Section 101) Certain Federal income tax and other considerations pertaining to any such Original Issue Discount Securities will be described in the Applicable Prospectus Supplement.

  The Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof and may also be issued under the Indentures upon exercise of Debt Warrants issued by the Corporation. See "Description of Securities Warrants."

  Unless otherwise indicated in the Applicable Prospectus Supplement, the covenants contained in the Indentures and the Debt Securities will not afford holders protection in the event of a sudden decline in credit rating that might result from a recapitalization, restructuring, or other highly leveraged transaction.

BOOK-ENTRY PROCEDURES

  Upon issuance, the Debt Securities may be issued in the form of one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company, as depository, (the "Depository") and registered in the name of the Depository or a nominee thereof. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, no Global Security may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository.

  The Depository has advised the Corporation as follows: The Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of its participating organizations ("Participants") and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depository's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to the Depository and its Participants are on file with the Commission.

  Ownership of beneficial interests in the Debt Securities will be limited to Participants or persons that may hold interests through Participants ("Beneficial Owners"). The Depository has advised the Corporation that upon the issuance of Global Securities representing the Debt Securities, the Depository will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Debt Securities beneficially owned by such Participants. Ownership of beneficial interests in the Debt Securities represented by such Global Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository (with respect to interests of Participants) and on the records of Participants (with respect to interests of Beneficial Owners). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer, or pledge beneficial interests in Debt Securities represented by Global Securities.

  So long as the Depository, or its nominee, is the registered owner of a Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Applicable Indenture. Except as provided below, Beneficial Owners will not be entitled to have the Debt Securities represented by Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Applicable Indenture. Accordingly, each Participant must rely on the procedures of the Depository and, if such person is a Beneficial Owner, on the procedures of the Participant through which such Beneficial Owner owns its interest, to exercise any rights of a holder under the Applicable Indenture. The Corporation understands that under existing industry practices, in the event that the Corporation requests any action of holders, or a Beneficial Owner desires to give or take any action which a holder is entitled to give or take under the Applicable Indenture, the Depository would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners holding through them.

  Payment of principal of (premium, if any) and interest, if any, owing on Debt Securities registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the holder of such Debt Securities represented by the Global Securities. None of the Corporation, the Trustee, or any other agent of the Corporation or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Corporation expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest in respect of Debt Securities represented by Global Securities, will credit the accounts of the Participants with payment in amounts proportionate to their respective beneficial interests in the Debt Securities represented by such Global Securities as shown on the records of the Depository. The Corporation also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (premium, if any) and interest to the Depository is the responsibility of the Corporation, disbursement of such payments to Participants is the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners is the responsibility of the Participants.

  If (a) the Depository notifies the Corporation that it is at any time unwilling or unable to continue as depository for the Global Securities or the Depository ceases to be a clearing agency registered under the Exchange Act,
(b) the Corporation executes and delivers to the Trustee an order of the Corporation to the effect that the Global Securities shall be transferable and exchangeable, or (c) an Event of Default has occurred and is continuing with respect to the Debt Securities, or any event which after notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing, the Global Securities will be transferable or exchangeable for Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Debt Securities shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in Debt Securities represented by such Global Securities.

  In the event of an issuance of Global Securities, procedures for initial settlement and secondary trades will be set forth in the Applicable Prospectus Supplement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  Unless otherwise indicated in the Applicable Prospectus Supplement, the following provisions shall apply to the Subordinated Debt Securities and the Subordinated Indenture.

  In 1992 the Federal Reserve Board issued an interpretation of its capital adequacy regulations, and a clarification of such interpretation (collectively, the "Interpretation"), that imposed additional restrictions on subordinated debt securities in order for such securities to qualify as Tier II capital and which provided that subordinated debt of bank holding companies issued on or after September 4, 1992 cannot qualify as Tier II capital unless the subordination of the debt meets certain criteria, the subordinated debt is not subject to covenants and other provisions inconsistent with safe and sound banking practices and the subordinated debt may be accelerated only upon the bankruptcy of the bank holding company or the receivership of a major banking subsidiary. See "Supervision and Regulation--Capital Requirements." Since the Federal Reserve Board issued the Interpretation, the Corporation has not issued any subordinated debt securities, but in part in response to the Interpretation, the Corporation and the Subordinated Trustee have entered into a new Subordinated Indenture to permit the Corporation to issue Subordinated Debt Securities that would qualify as Tier II capital, subject to the limits thereon. As of March 31, 1994, all of the Old KeyCorp Subordinated Indebtedness (as defined below) and the Society Subordinated Indebtedness (as defined below), which was incurred by old KeyCorp and Society, respectively, prior to the issuance of the Interpretation, continued to constitute, and be treated by the Corporation as, Tier II capital.

  The Subordinated Debt Securities will be direct unsecured subordinated obligations of the Corporation and the indebtedness evidenced by the Subordinated Debt Securities and the payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities will be subordinated in right of payment to the extent described below to the prior payment in full of all Senior Indebtedness. (Section 1602) In addition, no payments shall be made by the Corporation on account of the Subordinated Debt Securities if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default or event of default. (Section 1603) In certain circumstances relating to an insolvency, bankruptcy, reorganization or similar proceedings of or relating to the Corporation, or any liquidation, dissolution or winding-up, or any assignment for the benefit of creditors or marshalling of assets, of the Corporation (an "insolvency event"), the payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities also will be subordinated in right of payment to the extent described below to the prior payment in full of all Other Senior Obligations (as defined below). (Section 1614)

  The Subordinated Indenture provides that "Senior Indebtedness" shall mean the principal of (and premium, if any) and interest on (a) all indebtedness of the Corporation for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed, incurred or guaranteed, except (i) indebtedness on account of all Subordinated Debt Securities issued under the Subordinated Indenture, indebtedness on account of all Existing Subordinated Indebtedness (as defined below) and all indebtedness which specifically by its terms ranks equally with and not prior to the Subordinated Debt Securities or the Existing Subordinated Indebtedness in right of payment upon an insolvency event and (ii) indebtedness which specifically by its terms ranks junior to and not equally with or prior to indebtedness referred to in clause (i) above in right of payment upon an insolvency event and (b) any renewals, extensions, modifications and refundings of any such Senior Indebtedness. The term "indebtedness of the Corporation for money borrowed" shall mean the principal of (and premium, if any) and interest, if any, on all indebtedness of the Corporation (including indebtedness of others guaranteed by the Corporation), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, which is for money borrowed. (Section 101) As of March 31, 1994, the Corporation had outstanding approximately $537.2 million aggregate principal amount of Senior Indebtedness.

  The Subordinated Indenture provides that "Other Senior Obligations" shall mean any obligation of the Corporation to its creditors, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed, incurred or guaranteed, except (i) Senior Indebtedness, (ii) indebtedness on account of all Subordinated Debt Securities issued under the Subordinated Indenture, indebtedness on account of all Existing Subordinated Indebtedness and all indebtedness which specifically by its terms ranks equally with and not prior to the Subordinated Debt Securities or the Existing Subordinated Indebtedness in right of payment upon the happening of an insolvency event and (iii) indebtedness which specifically by its terms ranks junior to and not equally with or prior to indebtedness referred to in clause (ii) above in right of payment upon any insolvency event. (Section
101) As of March 31, 1994, the Corporation had $297.8 million of Other Senior Obligations outstanding.

  The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or Other Senior Obligations, and additional Senior Indebtedness may include indebtedness of the Corporation for money borrowed that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Corporation. The Senior Debt Securities, if issued, will constitute Senior Indebtedness.

  The Subordinated Indenture provides that "Existing Subordinated Indebtedness" shall include all indebtedness for borrowed money of the Corporation under its 8.40% Subordinated Capital Notes due April 1, 1999 (originally issued by old KeyCorp and assumed by the Corporation), 8.125% Subordinated Notes due June 15, 2002 (originally issued by Society), 8.00% Subordinated Notes due July 1, 2004 (also originally issued by old KeyCorp and assumed by the Corporation), Medium-Term Notes Series IV due 1998, 2000, 2002, and 2003 (originally issued by old KeyCorp and assumed by the Corporation), and any renewals, extensions, modifications and refundings of any such indebtedness. All of the Existing Subordinated Indebtedness originally issued by old KeyCorp and assumed by the Corporation as a result of the merger on March 1, 1994 is referred to herein as "Old KeyCorp Subordinated Indebtedness" and all of the Existing Subordinated Indebtedness originally issued by Society is referred to herein as "Society Subordinated Indebtedness". (Section 101) As of March 31, 1994, the Corporation had outstanding $566.7 aggregate principal amount of Existing Subordinated Indebtedness, which included $365.0 million aggregate principal amount of Old KeyCorp Subordinated Indebtedness and $200.0 million aggregate principal amount of Society Subordinated Indebtedness.

  The Society Subordinated Indebtedness is subordinated and subject in right of payment, by its terms, to the prior payment in full of all "senior indebtedness" (as defined in the indenture relating to the Society Subordinated Indebtedness, generally, as indebtedness of the Corporation whenever created, guaranteed, incurred, or assumed, for borrowed money, but excluding the Society Subordinated Indebtedness and any other indebtedness as to which it is provided in the instrument evidencing or creating such indebtedness that such indebtedness is not superior in right of payment to the Society Subordinated Indebtedness). The Old KeyCorp Subordinated Indebtedness is subordinate and junior in right of payment, by its terms, to all "senior indebtedness" (as defined in the indentures relating to the Old KeyCorp Subordinated Indebtedness, generally, as any obligations of the Corporation to its creditors, whenever incurred, other than Old KeyCorp Subordinated Indebtedness and any obligation as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not "senior indebtedness". Because the Old KeyCorp Subordinated Indebtedness and the Society Subordinated Indebtedness were issued by old KeyCorp and Society, respectively, prior to the merger of old KeyCorp and Society, the relationship between the Old KeyCorp Subordinated Indebtedness and the Society Subordinated Indebtedness is not expressly provided for in the respective indentures relating to such indebtedness.

  The Subordinated Indenture excludes Existing Subordinated Indebtedness from the definition of Senior Indebtedness and, accordingly, the Subordinated Debt Securities will not be subordinated in right of payment to Existing Subordinated Indebtedness. The Subordinated Indenture also provides that the Subordinated Debt Securities are not superior in right of payment to any of the Existing Subordinated Indebtedness and do not constitute "senior indebtedness" as defined in the indentures governing the Society Subordinated Indebtedness and the Old KeyCorp Subordinated Indebtedness and, accordingly, the Subordinated Debt Securities will not have the benefit of the subordination provisions contained in such indentures.

  Upon any payment or distribution of assets to creditors upon an insolvency event relating to the Corporation, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due on or in respect of all Senior Indebtedness before the holders of the Subordinated Debt Securities will be entitled to receive any payment on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities or before the holders of Existing Subordinated Indebtedness will be entitled to receive any payment on account of the principal of and interest on such Existing Subordinated Indebtedness. In addition, upon any payment or distribution of assets to creditors upon an insolvency event, the holders of all Other Senior Obligations will first be entitled to receive payment in full of all amounts due on or in respect of such Other Senior Obligations before the holders of the Old KeyCorp Subordinated Indebtedness will be entitled to receive any payment on account of the principal of and interest on the Old KeyCorp Subordinated Indebtedness. If upon any such payment or distribution of assets to creditors, after giving effect to such subordination provisions applicable to the Subordinated Debt Securities and the Existing Subordinated Indebtedness in favor of the holders of Senior Indebtedness and also, in the case of the Old KeyCorp Subordinated Indebtedness, in favor of the holders of Other Senior Obligations, there remain any amounts of cash, property, or securities available for payment or distribution in respect of Subordinated Debt Securities ("Excess Proceeds") and if, at such time, any Entitled Persons (as defined below) in respect of Other Senior Obligations have not received payment in full of all amounts due on or in respect of such Other Senior Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Senior Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. (Section 1614) "Entitled Persons" means persons who are entitled to payment pursuant to the terms of Other Senior Obligations. (Section 101)

  By reason of the subordination of the Subordinated Debt Securities in favor of the holders of Senior Indebtedness and Other Senior Obligations, in the event of a distribution of assets upon an insolvency event involving the Corporation, the holders of the Subordinated Debt Securities may recover less than the holders of Senior Indebtedness and the holders of Other Senior Obligations, and as a result of the differences among the subordination provisions applicable to the Society Subordinated Indebtedness, the Old KeyCorp Subordinated Indebtedness and the Subordinated Debt Securities, including differences in the definitions of senior indebtedness in the various indentures, in an insolvency event involving the Corporation, any distribution of assets among the holders of Society Subordinated Indebtedness, Old KeyCorp Subordinated Indebtedness and the Subordinated Debt Securities may not be ratable.

OWNERSHIP OF VOTING STOCK OF SIGNIFICANT BANKS

  The Senior Indenture provides that the Corporation will not sell or otherwise dispose of, or grant a security interest in, or permit a Significant Bank (as defined below) to issue, any shares of voting stock of such Significant Bank (as defined below), unless the Corporation will own free of any security interest at least 80% of the issued and outstanding voting stock of such Significant Bank; provided, however, that the foregoing will not apply to (i) any sale or disposition where the proceeds are invested, within 90 days thereof, in any subsidiary (including any corporation which upon such investment becomes a subsidiary) engaged in a banking business or any business legally permissible for bank holding companies; provided, however, that if the proceeds are so invested in any subsidiary engaged in a business legally permissible for bank holding companies other than a banking business, the Corporation shall be prohibited from selling or otherwise disposing of, or granting a security interest in, or permitting such subsidiary to issue, any shares of voting stock of such subsidiary to the same extent as if such subsidiary were a Significant Bank if, upon making such investment, the assets of or held for the account of such subsidiary constitutes 10% or more of the consolidated assets of the Corporation, or (ii) any disposition in exchange for stock of any bank. (Section 1009) The term "Significant Bank" is defined in the Senior Indenture as Society National Bank, Key Bank of New York, Key Bank of Washington and any banking subsidiary of the Corporation the assets of which constitute 10% or more of the consolidated assets of the Corporation. (Section
101)

  The Subordinated Indenture does not contain a similar restriction on the Corporation's ability to sell or otherwise dispose of or grant a security interest in, or permit a Significant Bank to issue any shares of voting stock of any Significant Bank because inclusion of such a provision, under the Interpretation, would result in the Subordinated Debt Securities issued thereunder not qualifying as Tier II capital. The holders of Society Subordinated Indebtedness have the benefit of a covenant in the subordinated indenture relating thereto substantially similar to the covenant described above and the holders of Old KeyCorp Subordinated Indebtedness have the benefit of a covenant in the subordinated indentures relating thereto that restricts the sale, issuance or disposition of shares of stock of, or mergers or asset sales involving, certain banking subsidiaries. In order to conform to the Interpretation, the Subordinated Indenture does not contain either such covenant.

EVENTS OF DEFAULT

  The Senior Indenture. The Senior Indenture defines an "Event of Default" (with respect to any series of Senior Debt Securities) as any one of the following events: (a) default in the payment of any interest upon any Senior Debt Security when such interest becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) any Senior Debt Security when due and payable at its maturity; (c) failure to deposit any sinking fund payment when and as due; (d) failure to perform, or default in the performance of, any other covenants, warranties, or agreements of the Corporation in the Senior Indenture (other than a covenant or warranty included in the Senior Indenture solely for the benefit of a series of Senior Debt Securities thereunder other than that series) continued for a period of 60 days after the holders of at least 25% in principal amount of the outstanding Senior Debt Securities of such series have given written notice as provided in the Senior Indenture; (e) acceleration of any indebtedness for borrowed money in an aggregate principal amount exceeding $20 million of the Corporation or a Significant Bank if such acceleration is not annulled within 10 days after written notice is given by at least 25% in principal amount of the outstanding Senior Debt Securities of such series requiring the Corporation to cause such acceleration to be annulled as provided in the Senior Indenture; (f) certain events involving the bankruptcy, insolvency, or reorganization of the Corporation or the receivership or conservatorship of any Significant Bank and (g) any other Event of Default with respect to Senior Debt Securities of that series. (Section 501) Under certain circumstances not involving a default in the payment of principal of (premium, if any), or interest, if any, owing on the Senior Debt Securities of any series, or in the payment of any sinking fund installment, the Senior Trustee shall be protected in withholding notice to the holders of the Senior Debt Securities of such series of a default if the Senior Trustee in good faith determines that the withholding of such notice is in the interests of such holders and the Senior Trustee shall withhold such notice for certain defaults for a period of 60 days. (Section 601)

  If an Event of Default described in clauses (a), (b), (c), (d), (e), or (g) above with respect to Senior Debt Securities of any series at the time outstanding occurs and is continuing, either the Senior Trustee or the holders of at least 25% in principal amount of the outstanding Senior Debt Securities of that series may declare the principal amount (or, if the Senior Debt Securities of that series are Original Issue Discount Debt Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities of that series to be due and payable immediately. If an Event of Default described in clause (f) above occurs and is continuing, either the Senior Trustee or the holders of at least 25% in principal amount of all outstanding Senior Debt Securities may declare the principal amount (or, if the Senior Debt Securities of any series are Original Issue Discount Debt Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Senior Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  The Subordinated Indenture. The Subordinated Indenture defines an "Event of Default" (with respect to any series of Subordinated Debt Securities) as certain (a) events involving the bankruptcy, insolvency, or reorganization of the Corporation or the receivership of a Major Bank (as defined below) and (b) any other Event of Default provided with respect to Subordinated Debt Securities of that series. (Section 501). The term "Major Bank" is defined in the Subordinated Indenture as any banking subsidiary of the Corporation, the assets of which constitute 75% or more of the consolidated assets of the Corporation. As of the date of this Prospectus, no banking subsidiary of the Corporation constitutes a Major Bank. If an Event of Default described in clause (a) above occurs and is continuing, either the Subordinated Trustee or the holders of not less than 25% in principal amount of the outstanding Subordinated Debt Securities may declare the principal amount (or, if the Subordinated Debt Securities of any series are Original Issue Discount Debt Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Debt Securities to be due and payable immediately. If an Event of Default described in clause (b) above with respect to Subordinated Debt Securities of any series at the time outstanding occurs and is continuing, either the Subordinated Trustee or the holders of not less than 25% in principal amount of the outstanding Subordinated Debt Securities of that series may declare the principal amount (or, if the Subordinated Debt Securities of that series are Original Issue Discount Debt Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all Subordinated Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Subordinated Debt Securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the outstanding Subordinated Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  Unless otherwise provided in the terms of a series of Subordinated Debt Securities, there will be no right of acceleration of the payment of principal of a series of Subordinated Debt Securities upon a default in the payment of principal of (premium, if any), or interest, if any, owing on, or in the performance of any covenant or agreement in, the Subordinated Debt Securities of the particular series, or in the Subordinated Indenture.

  In case a Default (as defined below) shall occur and be continuing, the Subordinated Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Subordinated Debt Securities by appropriate judicial proceeding as the Subordinated Trustee deems most effective. The Subordinated Indenture defines a "Default" (with respect to any series of Subordinated Debt Securities) as any one of the following events: (a) an Event of Default; (b) default in the payment of any installment of interest, if any, on any Subordinated Debt Security when such interest becomes due and payable, and the continuance of such default for a period of 30 days (whether or not such payment is prohibited by the subordination provisions); (c) default in payment of principal of (or premium, if any, on) any Subordinated Debt Security at its maturity (whether or not such payment is prohibited by the subordination provisions); (d) failure to deposit any sinking fund payment when due; (e) failure to perform any other covenants or warranties of the Corporation in the Subordinated Indenture (other than a covenant or warranty included in the Subordinated Indenture solely for the benefit of a series of Subordinated Debt Securities other than that series) continued for a period of 60 days after holders of at least 25% in principal amount of outstanding Subordinated Debt Securities have given written notice as provided in the Subordinated Indenture; and (f) any other Default specified in the Subordinated Indenture with respect to Subordinated Debt Securities of that series. (Section
503) Under certain circumstances not involving a default in the payment of principal of (premium, if any), or interest, if any, owing on the Subordinated Debt Securities of any series, or in the payment of any sinking fund installment, the Subordinated Trustee shall be protected in withholding notice to the holders of the Subordinated Debt Securities of such series of a default if the Subordinated Trustee in good faith determines that the withholding of such notice is in the interests of such holders and the Subordinated Trustee shall withhold such notice for certain defaults for a period of 60 days. (Section 601)

  In comparison to the Events of Default provided for in the Subordinated Indenture and the subordinated indenture relating to the Old Key Subordinated Indebtedness, the holders of Society Subordinated Indebtedness have the benefit of broader events of default and related acceleration rights in the subordinated indenture relating thereto, including, without limitation, any one of the following "events of default" as defined in the subordinated indenture:
(a) default in the payment of any interest upon the Society Subordinated Indebtedness when such interest becomes due and payable; (b) default in the payment of principal of (or premium, if any, on) any Society Subordinated Indebtedness when due and payable at its maturity; (c) default in the performance, or breach, of any covenant or warranty of the Corporation; and (d) acceleration of any indebtedness for borrowed money of the Corporation or a principal bank (as defined in such subordinated indenture). In order to conform to the Interpretation, the Subordinated Indenture does not contain any of such events of default or acceleration rights.

  Senior and Subordinated Indentures. Subject to the duty of the Trustee during default to act with the required standard of care, under both the Senior Indenture and the Subordinated Indenture, the applicable Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Applicable Indenture at the request or direction of any of the holders of Debt Securities of any series, unless such holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee. (Section 602) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the holders of a majority in aggregate principal amount of outstanding Senior Debt Securities or outstanding Subordinated Debt Securities of any series will have the right, subject to certain limitations, to direct the time, method, and place of conducting any proceeding for any remedy available to the Senior Trustee or Subordinated Trustee, respectively, or exercising any trust or power conferred on the Senior Trustee or Subordinated Trustee, respectively. (Section 512)

  No holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless such holder shall have previously given to the Trustee under the Applicable Indenture written notice of a continuing Event of Default (in the case of Senior Debt Securities) or a continuing Event of Default or Default (in the case of Subordinated Debt Securities) and unless the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered security or indemnity reasonably satisfactory to the Trustee, to such Trustee to institute such proceeding as trustee, and such Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of (premium, if any,) or subject to certain conditions, or interest, if any, on or after the respective due dates expressed in such Debt Security. (Section 508)

  The Corporation is required to furnish to the Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the Indentures and as to any default in such performance. (Section 1005)

MODIFICATION AND WAIVER

  Modifications and amendments of each of the Senior Indenture and the Subordinated Indenture may be made by the Corporation and the Trustee under the Applicable Indenture with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding Debt Securities of each series issued under such Indenture and affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holders of each outstanding Debt Security of the series affected thereby, (1) change the stated maturity of any principal of (or premium, if any), or any installment of principal of or interest, if any, on, any Debt Security of such series; (2) reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any, Debt Security of such series (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the maturity thereof); (3) change any obligation of the Corporation to pay Additional Amounts in respect of any Debt Security of such series; (4) reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof or provable in bankruptcy; (5) adversely affect any right of repayment at the option of the holder of any Debt Security of such series;
(6) change the place or currency or currencies of payment of principal of or any premium or interest on any

Debt Security of such series; (7) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or on or after any Redemption Date or Repayment Date; (8) adversely affect the right to convert any Debt Security of such series as may be provided pursuant to the Applicable Indenture; (9) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities of such series; (10) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; (11) reduce the requirements for voting or quorum relating to Bearer Securities; or
(12) modify any of the provisions relating to supplemental indentures requiring the consent of holders, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such Outstanding Securities required for such actions or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the holder of each Outstanding Security affected thereby. (Section
902)

  In addition, under the Subordinated Indenture, no modification or amendment thereof may adversely affect the rights of any holder of Senior Indebtedness or Other Senior Obligations under Article Sixteen of such Indenture (described under the caption "Subordination of Subordinated Debt Securities") without the consent of such holder of Senior Indebtedness or Other Senior Obligations. (Subordinated Indenture Section 907)

  The holders of at least 66 2/3% in aggregate principal amount of the outstanding Senior Debt Securities of any series or outstanding Subordinated Debt Securities of any series may, on behalf of all holders of the outstanding Senior Debt Securities of that series or outstanding Subordinated Debt Securities of that series, respectively, waive compliance by the Corporation with certain restrictive provisions of the Applicable Indenture. (Senior Indenture Section 1010; Subordinated Indenture Section 1009). The holders of not less than 66 2/3% in aggregate principal amount of the outstanding Senior Debt Securities of any series or the outstanding Subordinated Debt Securities of any series may, on behalf of all holders of the outstanding Senior Debt Securities of that series or the outstanding Subordinated Debt Securities of that series, respectively, waive any past default under the Applicable Indenture, except a default in the payment of principal (or premium, if any), or interest, if any, or in the performance of certain covenants. (Section 513)

SATISFACTION AND DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  The Corporation may discharge certain obligations to holders of Debt Securities of a series that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest, with respect thereto, to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be. (Section 401)

  Each Indenture provides that, if the provisions of Article Thirteen are made applicable to the Debt Securities of or within a series pursuant to Section 301 thereunder, the Corporation may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to pay Additional Amounts, if any; to register the transfer or exchange of such Debt Securities; to replace temporary or mutilated, destroyed, lost or stolen Debt Securities; to maintain one or more offices or agencies in respect of such Debt Securities; and to hold moneys for payment in trust) ("defeasance") or (ii) to be released (a) in the case of any such Debt Securities that are Senior Debt Securities, from its obligations under Section 1009 of such Indenture or (b) in the case of any such Debt Securities (whether they are Senior Debt Securities or Subordinated Debt Securities), if so provided in the Applicable Prospectus

Supplement, from its obligations with respect to any other covenant and, in the case of either (a) or (b) above, any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Corporation with the applicable Trustee (or other qualifying trustee), in trust, of (1) an amount, in the currency or currencies in which such Debt Securities are then specified as payable at Stated Maturity, (2) Government Obligations (as defined in the Indenture) applicable to such Debt Securities (with such applicability being determined on the basis of the currency in which such Debt Securities are then specified as payable at Stated Maturity) that, through the payment of principal and interest in accordance with their terms, will provide money in an amount, or (3) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any, on) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust may only be established if, among other things, the Corporation has delivered to the applicable Trustee an opinion of counsel to the effect that the holders of such Debt Securities to be defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Applicable Indenture. (Article Thirteen)

  Unless otherwise provided in the Applicable Prospectus Supplement, if, after the Corporation has deposited funds, Government Obligations, or both to effect defeasance or covenant defeasance with respect to Debt Securities of a series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a currency or currency unit other than that in which such deposit has been made in respect of such Debt Security or (b) a Currency Conversion Event (as defined in the applicable Indenture) occurs, then the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Currency Conversion Event based on the applicable Market Exchange Rate. (Section 1305) Unless otherwise provided in the Applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a foreign currency with respect to which a Currency Conversion Event occurs shall be made in U.S. dollars. (Section 312)

  In the event the Corporation effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default" with respect to the obligations described under "Ownership of Voting Stock of Significant Banks" above (which obligations would no longer be applicable to such Debt Securities) or described in clause (d) or (g) under "Events of Default" with respect to any other covenant with respect to which there has been defeasance, the amount in such currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Corporation would remain liable to make payment of such amounts due at the time of acceleration.

  If the applicable Trustee or any Paying Agent is unable to apply any money in accordance with the applicable Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Corporation's obligations under such Indenture and such Debt Securities shall be revived and reinstated as though no deposit had occurred pursuant to such

Indenture, until such time as such Trustee or Paying Agent is permitted to apply all such money in accordance with such Indenture; provided, however, that, if the Corporation makes any payment of principal of (or premium, if any) or interest on any such Debt Security or coupon following the reinstatement of its obligations, the Corporation shall be subrogated to the rights of the holders of such Debt Securities to receive such payment from the money held by such Trustee or Paying Agent.

  The Applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

  The Corporation, without the consent of the holders of any of the Debt Securities under the Indentures, may consolidate with or merge into any other corporation, may convey, transfer, or lease its assets substantially as an entirety to any person, or may acquire or lease the assets of any person substantially as an entirety, or may permit any person to merge into or consolidate with the Corporation, provided that: (1) any successor or purchaser is a corporation organized under the laws of any domestic jurisdiction; (2) any such successor or purchaser assumes the Corporation's obligations on such Debt Securities and under the Indentures; (3) after giving effect to the transaction, with respect to any Senior Debt Securities, no Event of Default and no event which, after notice of or lapse of time or both would become an Event of Default or, with respect to any Subordinated Debt Securities, no Default and no event that, after notice or lapse of time, would become an Event of Default or a Default, shall have occurred and be continuing; (4) with respect to the Senior Indenture, if, as a result of any such consolidation or merger or such conveyance, transfer or lease, shares of voting stock of any Significant Bank would become subject to a security interest not permitted under the Senior Indenture, the Corporation or successor, as the case may be, shall take such steps as shall be necessary effectively to secure the Senior Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby; and (5) certain other conditions are met. (Section 801)

CONVERSION

  The holders of Subordinated Debt Securities of a specified series that are convertible into Capital Securities ("Subordinated Convertible Debt Securities") may be entitled or, if so provided in the Applicable Prospectus Supplement, may be required at such time or times specified in the Applicable Prospectus Supplement relating to such Subordinated Convertible Debt Securities, subject to prior redemption, repayment, or repurchase, to convert any Subordinated Convertible Debt Securities of such series into Capital Securities, at the conversion price set forth in such Applicable Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Applicable Prospectus Supplement. No separate consideration will be received for any Capital Securities issued upon conversion of Subordinated Convertible Debt Securities.

RISK FACTORS OF DEBT SECURITIES DENOMINATED IN FOREIGN CURRENCIES

  Debt Securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency market, the imposition of foreign exchange controls, and potential illiquidity in the secondary market. These risks will vary depending upon the currency involved. These risks may be more fully described in the Applicable Prospectus Supplement.

CONCERNING THE TRUSTEE

  Bankers Trust Company is Trustee under both the Senior Indenture and the Subordinated Indenture. The Corporation and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with Bankers Trust Company in the ordinary course of business.

                         DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the shares of Preferred Stock, which sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate, does not purport to summarize any particular series of Preferred Stock. Certain terms of any offered series of Preferred Stock will be described in the Applicable Prospectus Supplement relating to such series of Preferred Stock. If so indicated in the Applicable Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Articles") and the Certificate of Amendment of the Amended and Restated Articles of Incorporation of the Corporation that relates to a particular series of Preferred Stock (the "Certificate") which will be filed with the Secretary of State of the State of Ohio at or prior to the time of the sale of the related series of Preferred Stock and which will be filed as an exhibit to or incorporated by reference in the Registration Statement.

GENERAL

  The Corporation is authorized by its Articles to issue from time to time up to 25,000,000 shares of Preferred Stock, with a par value of $1 each. All shares of Preferred Stock must be of equal rank and the express terms thereof must be identical, except in respect of the terms that may be fixed by the Board of Directors as described below, and each share of each series shall be identical with all other shares of such series, except that in the case of a series as to which dividends are cumulative, the dates from which dividends are cumulative may vary to reflect differences in the dates of issue. The Preferred Stock will, when issued against payment therefor, be fully paid and nonassessable. The Corporation currently has issued and outstanding 1,280,000 shares of 10% Cumulative Preferred Stock. See "Preferred Stock Outstanding" below for a discussion of the 10% Cumulative Preferred Stock.

  The Board of Directors is authorized by the Articles to cause shares of Preferred Stock to be issued in one or more series and with respect to each such series to fix: (1) the designation of the series, which may be by distinguishing number, letter, or title; (2) the authorized number of shares of such series, which number the Board of Directors may, except to the extent otherwise provided in the creation of the series, from time to time, increase or decrease, but not below the number of shares thereof then outstanding; (3) the dividend rate or rates (which may be fixed or adjustable) of the shares of the series; (4) the dates on which dividends, if declared, shall be payable and, in the case of series on which dividends are cumulative, the dates from which dividends shall be cumulative; (5) the redemption rights and price or prices, if any, for shares of the series, (6) the amount, terms, conditions, and manner of operation of any retirement or sinking fund to be provided for the purchase or redemption of shares of the series; (7) the amounts payable on shares of the series in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation; (8) whether the shares of the series shall be convertible into Common Shares or shares of any other series or class, and, if so, the specification of such other class or series, the conversion price or prices or rate or rates, any adjustment thereof, and all other terms and conditions upon which such conversion may be made; and (9) the restrictions, if any, upon the issue of any additional shares of the same series or of any other class or series. The Board of Directors is authorized to amend from time to time the Articles fixing, with respect to any unissued shares of Preferred Stock, the matters described in clauses (1) through (9). Each series of Preferred Stock will be offered on such of the above terms and at such offering price as specified in the Applicable Prospectus Supplement.

  As described under "Depositary Shares" below, the Corporation may, at its option, elect to offer Depositary Shares (evidenced by depositary receipts) which will represent a fraction to be specified in the Applicable Prospectus Supplement relating to the particular series of Preferred Stock of a share of the particular series of Preferred Stock issued and deposited with the Depositary (as defined below), in lieu of offering full shares of such series of the Preferred Stock.

CERTAIN DEFINITIONS

  For the purposes of this Description of Preferred Stock:

  Whenever reference is made to shares "ranking prior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distribution in the event of a liquidation, dissolution, or winding up of the Corporation are given preference over the rights of the holders of Preferred Stock.

  Whenever reference is made to shares "on a parity with the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a liquidation, dissolution, or winding up of the Corporation rank on an equality or parity with the rights of the holders of Preferred Stock.

  Whenever reference is made to shares "ranking junior to the Preferred Stock," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a liquidation, dissolution, or winding up of the Corporation are junior or subordinate to the rights of the holders of Preferred Stock.

DIVIDENDS

  The holders of Preferred Stock of each series, in preference to the holders of Common Shares and of any other class of shares of the Corporation ranking junior to the Preferred Stock shall be entitled to receive, out of any funds legally available for the payment of dividends and when and as declared by the Board of Directors, cash dividends at the rates set forth in the Applicable Prospectus Supplement, and no more, payable on the dividend payment dates fixed for such series set forth therein (each, a "Dividend Payment Date"). If any date specified as a Dividend Payment Date is not a business day, dividends, if declared, on the Preferred Stock will be paid on the immediately succeeding business day, without interest. Such rates may be fixed or variable. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Applicable Prospectus Supplement. Dividends on the Preferred Stock may be cumulative or non-cumulative as provided in the Applicable Prospectus Supplement.

  No full dividends may be paid upon, declared, or set apart for the payment of dividends on shares ranking on a parity with or junior to the Preferred Stock unless dividends shall have been paid or set apart for payment on the Preferred Stock.

REDEMPTION

  A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Corporation or the holder thereof upon terms and at the redemption prices set forth in the Applicable Prospectus Supplement relating to such series.

RIGHTS UPON LIQUIDATION

  The holders of shares of Preferred Stock of any series shall, in case of liquidation, dissolution, or winding up of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of Common Shares or any other shares ranking junior to the Preferred Stock, the amounts set forth in the Applicable Prospectus Supplement with respect to shares of such series, plus all accrued and unpaid dividends for such series, in accordance with the terms set forth in the Applicable Prospectus Supplement.

CONVERSION

  The holders of specified series of Preferred Stock may be entitled or, if so provided in the Applicable Prospectus Supplement, may be required, to convert such shares into Common Shares or any other class or series of Capital Securities or, in the case of Preferred Stock that is convertible at the option of the Corporation, other debt securities of the Corporation, at such conversion price or prices and on such other terms as may be set forth in the Applicable Prospectus Supplement relating to such series of Preferred Stock.

VOTING RIGHTS

  The holders of Preferred Stock shall not be entitled to vote upon matters presented to the shareholders, except as provided herein or as required by law.

  If the Corporation shall fail to pay full cumulative dividends on any series of Preferred Stock or the 10% Cumulative Preferred Stock (if then outstanding) for six quarterly dividend payment periods, whether or not consecutive, the number of directors will be increased by two, and the holders of all outstanding series of Preferred Stock and the 10% Cumulative Preferred Stock, voting as a single class without regard to series, will be entitled to elect such additional two directors until full cumulative dividends for all past dividend payment periods on all series of Preferred Stock and the 10% Cumulative Preferred Stock have been paid or declared and set apart for payment or until non-cumulative dividends have been paid regularly for at least one full year. Such right to vote separately as a class to elect directors shall, when vested, be subject, always, to the same provisions for the vesting of such right to elect directors separately as a class in the case of future dividend defaults. At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than twenty percent of the total number of shares of the Preferred Stock and 10% Cumulative Preferred Stock of the Corporation then outstanding shall, call a special meeting of shareholders for the election of such directors. In the case of such a written request, such special meeting shall be held within ninety days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Regulations of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation. Directors elected as aforesaid shall serve until the next annual meeting of shareholders of the Corporation or until their respective successors shall be elected and qualify. If, prior to the end of the term of any director elected as aforesaid, a vacancy in the office of such director shall occur during the continuance of a default in dividends on any series of Preferred Stock by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term by the appointment by the remaining director or directors elected as aforesaid of a new director for the unexpired term of such former director.

  Under existing interpretations of the Federal Reserve Board and the OTS, if the holders of any series of Preferred Stock (including, in this case, the 10% Cumulative Preferred Stock) become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the BHCA, and as a savings and loan holding company in accordance with the HOLA. In addition, at such time,
(i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of such series and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board and the OTS under the CBCA to acquire or retain 10% or more of such series.

  The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Preferred Stock shall vote separately as a class, shall be necessary to effect any amendment, alteration, or repeal of any of the provisions of the Corporation's Articles or the Regulations of the

Corporation which would be substantially prejudicial to the voting powers, rights, or preferences of the holders of Preferred Stock (but so far as the holders of Preferred Stock are concerned, such action may be effected with such vote or consent); provided, however, that neither the amendment of the Corporation's Articles to authorize or to increase the authorized or outstanding number of shares of any class ranking junior to or on a parity with the Preferred Stock, nor the amendment of the Regulations so as to change the number of directors of the Corporation shall be deemed to be substantially prejudicial to the voting powers, rights, or preferences of the holders of Preferred Stock (and any such amendment referred to in this proviso may be made without the vote or consent of the holders of the Preferred Stock); and provided further that if such amendment, alteration, or repeal would be substantially prejudicial to the rights or preferences of one or more but not all then outstanding series of Preferred Stock, the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of the series so affected shall be required.

  The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock and, if the holders of 10% Cumulative Preferred Stock are entitled to vote on such matter pursuant to
Section 5 of Part A of Article IV of the Articles, the 10% Cumulative Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Preferred Stock and, if applicable, 10% Cumulative Preferred Stock shall vote as a single class shall be necessary to effect any one or more of the following:

    (a) The authorization of, or the increase in the authorized number of, any shares of any class ranking prior to the Preferred Stock; or

    (b) The purchase or redemption for sinking fund purposes or otherwise of less than all of the then outstanding Preferred Stock except in accordance with a purchase offer made to all holders of record of Preferred Stock, unless all dividends on all Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or declared and funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

PREEMPTIVE RIGHTS

  No holder of Preferred Stock is entitled as a matter of right to subscribe for or purchase any part of any issue of shares of the Corporation, of any class whatsoever, or any part of any issue of securities convertible into shares of the Corporation, of any class whatsoever, and whether issued for cash, property, services, or otherwise.

REPURCHASE OF SHARES

  Subject to the express terms of any series of Preferred Stock or the 10% Cumulative Preferred Stock, the Corporation, by action of its Board of Directors and without action by its shareholders, is authorized by its Articles to purchase any shares of any series of Preferred Stock from time to time in accordance with the provisions of the Ohio General Corporation Law. Such purchases may be made either in the open market, or at public or private sales, in such manner and amounts and at such price as the directors shall, from time to time determine.

PREFERRED STOCK OUTSTANDING

  The Corporation has issued and outstanding 1,280,000 shares of the 10% Cumulative Preferred Stock, which is the only class or series of Preferred Stock of the Corporation currently outstanding. Dividends, which are cumulative, are payable on the 10% Cumulative Preferred Stock quarterly on March 31, June 30, September 30, and December 31 of each year at the rate per annum equal to 10% of the liquidation preference of $125, or $12.50, per share. The 10% Cumulative Preferred Stock ranks prior to the Common Shares as to payment of dividends and upon distribution in the event of a liquidation, dissolution, or winding up of the Corporation. Unless full cumulative dividends on the 10% Cumulative Preferred Stock have been paid for all past dividend payment periods, no dividends (other than in Common Shares or another stock ranking junior to the 10% Cumulative Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be made upon the Common Shares or on any other stock of the Corporation ranking junior to or on a parity with the 10% Cumulative Preferred Stock as to dividends or upon liquidation. Except as expressly required by applicable law, the holders of shares of 10% Cumulative Preferred Stock are not entitled to vote on matters presented to shareholders except under certain circumstances, including (a) if the Corporation fails to pay full cumulative dividends on the 10% Cumulative Preferred Stock or on any class of Preferred Stock for six quarterly dividend periods, whether or not consecutive, in which case the number of directors of the Corporation will be increased by two and the holders of all outstanding shares of 10% Cumulative Preferred Stock, together with the holders of all other outstanding classes of Preferred Stock, will be entitled to vote separately as a single class without regard to series to elect such additional two Directors until full cumulative dividends for all past dividend payment periods on all classes of Preferred Stock and the 10% Cumulative Preferred Stock have been paid or declared and set apart for payment, and (b) the adoption of any amendment to the Corporation's Articles that would adversely affect the powers, preferences, privileges, or rights of the shares of the 10% Cumulative Preferred Stock, subject to certain exceptions.

  The holders of shares of 10% Cumulative Preferred Stock have no preemptive rights to acquire any additional shares of the Corporation.

  The 10% Cumulative Preferred Stock is not redeemable prior to June 30, 1996. On and after such date, the 10% Cumulative Preferred Stock will be redeemable in cash at the option of the Corporation, in whole or in part, from time to time upon not less than 30 nor more than 60 days' notice, with the prior approval of the Federal Reserve Board (if such approval is required), at $125 per share plus all accrued and unpaid dividends to the date fixed for redemption. Shares of the 10% Cumulative Preferred Stock that are redeemed will be deemed retired.

  The 10% Cumulative Preferred Stock is not convertible into shares of any other class or series of the capital stock of the Corporation.

  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of 10% Cumulative Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares or any other class of stock of the Corporation ranking junior to the 10% Cumulative Preferred Stock upon liquidation, liquidating distributions in the amount of $125 per share plus accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation the amounts payable with respect to the 10% Cumulative Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the 10% Cumulative Preferred Stock are not paid in full, the holders of shares of the 10% Cumulative Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

  The 10% Cumulative Preferred Stock is evidenced by depositary shares, each of which represents a one-fifth interest in a share of 10% Cumulative Preferred Stock. The 10% Cumulative Preferred Stock is deposited under a Deposit Agreement, dated July 27, 1991 between the Corporation and Society National Bank, successor to The Chase Manhattan Bank, as depositary.

                        DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to, and qualified in its entirety by reference to, the forms of Deposit

Agreement and Depositary Receipt relating to each series of the Preferred Stock, which are filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the Corporation upon request.

GENERAL

  The Corporation may elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In such event, the Corporation will cause depositary receipts ("Depositary Receipts") to be issued for Depositary Shares, each of which will represent a fraction (to be set forth in the Applicable Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

  The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, and any successor as depositary (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights, preferences, and privileges of the Preferred Stock represented thereby, including any and all dividend, voting, redemption, conversion, and liquidation rights provided for in the Certificate.

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering.

  Pending the preparation of definitive Depositary Receipts, the Depositary will, upon the written order of the Corporation or any holder of Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the benefits pertaining to, the definitive Depositary Receipts. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts upon surrender of the temporary Depositary Receipts at the Depositary's principal office or such other office or offices, if any, as the Depositary may designate, at the Corporation's expense and without charge to the holder.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute cash dividends or other cash distributions received in respect of the deposited shares of Preferred Stock, including any cash received upon redemption of any shares of Preferred Stock, to the record holders of Depositary Receipts relating to such Preferred Stock in such amounts as are, as nearly as practicable, in proportion to the numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders.

  In the event of a distribution other than in cash on the deposited shares of Preferred Stock, the Depositary will distribute property received by it to the record holders of Depositary Receipts in such amounts as are, as nearly as practicable, in proportion to the numbers of such Depositary Shares evidenced by the Depositary Receipts held by such holders, in any manner that the Depositary and the Corporation may deem equitable and practicable for accomplishing such distribution. If the Depositary, after consultation with the Corporation, determines that such distribution cannot be made proportionately or that it is otherwise not feasible to make such distribution, it may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of the property received. The Depositary will distribute or make available for distribution the net proceeds of any such sale to the holders entitled thereto.

REDEMPTION OF PREFERRED STOCK

  A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Corporation or the holder thereof, as set forth in the Applicable Prospectus Supplement relating to such series of Preferred Stock. Whenever the Corporation elects to redeem shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed, provided the Corporation shall have paid in full to the Depositary the redemption price of the Preferred Stock to be redeemed. In the event of such a redemption at the option of the Corporation, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of such Preferred Stock held by the Depositary. If fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method, in each case as may be determined by the Corporation.

  In addition, although Depositary Shares, as such, are not redeemable at the option of the holder of Depositary Receipts evidencing Depositary Shares, such holder may, if so specified in the Applicable Prospectus Supplement relating to an offering of Depositary Shares, surrender Depositary Receipts with written instructions to the Depositary to instruct the Corporation to cause the redemption of any specified number of whole or fractional shares of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts. The Corporation will thereafter cause the redemption of the Preferred Stock at the redemption price utilizing the same procedures as those provided for delivery of Preferred Stock to effect such redemption.

  In the event of redemption at the option of either the Corporation or the holders of Depositary Receipts, the redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share paid in respect of the shares of the deposited Preferred Stock so redeemed, plus any other money and other property, if any, represented by each such Depositary Share, including an amount equal to any accrued and unpaid dividends thereon to the date of such redemption.

  Unless the Corporation defaults in the payment of the redemption price of any Preferred Stock called for redemption by the Corporation or the holder thereof and unless otherwise specified in the Certificate, (i) from and after the redemption date, all dividends in respect of the shares of Preferred Stock called for redemption will cease to accrue, the Depositary Shares so called for redemption shall no longer be deemed outstanding, and, except as set forth in clause (ii) below, all rights of holders of such Depositary Shares shall terminate except for the right to receive the redemption price thereof, and
(ii) in the case of any redemption at the option of the Corporation or at the option of the holder, any rights of conversion in respect of such shares of Preferred Stock shall terminate on the close of business on the redemption date.

CONVERSION OF PREFERRED STOCK AT THE OPTION OF THE CORPORATION

  The holders of Depositary Shares may be obligated at any time or upon maturity of the Preferred Stock represented by the Depositary Shares to convert the Depositary Shares for the number of whole shares of Capital Securities or other debt securities of the Corporation (as the case may be, in accordance with the terms of such series of Preferred Stock) in proportion to the number of shares of Preferred Stock represented by the Depositary Shares. Whenever the Corporation exercises its option to convert shares of Preferred Stock held by the Depositary in whole or in part, the Depositary will convert as of the same conversion date the number of Depositary Shares representing shares of Preferred Stock so converted provided the Corporation shall have issued and deposited with the Depositary the Capital Securities or other debt securities for the Preferred Stock to be converted and paid in full to the Depositary any accrued and unpaid dividends thereon. In the event of such conversion at the option of the Corporation, the Depositary Shares will be converted at a conversion rate per Depositary Share equal to the applicable fraction of the conversion rate per share then in effect in respect of the shares of deposited Preferred Stock so converted as such conversion rate may be adjusted from time to time as provided in the Certificate of Amendment, plus any other money and other property, if any, represented by each such Depositary Share, including all amounts paid by the Corporation in respect of dividends which on the conversion date have accrued on the shares of Preferred Stock to be so converted and have not theretofore been paid. If fewer than all the outstanding Depositary Shares are to be converted, the Depositary Shares to be converted will be selected by the Depositary by lot or pro rata or by any other equitable method, in each case as may be determined by the Corporation.

  From and after the dated fixed for conversion, all dividends in respect of the shares of Preferred Stock called for conversion shall cease to accrue to the extent set forth in the Certificate, any rights of conversion or redemption at the option of the holders of the Depositary Shares represented by Depositary Receipts evidencing the shares of Preferred Stock called for conversion shall terminate at the close of business on such conversion date to the extent set forth in the Certificate, the Depositary Shares called for conversion will no longer be deemed to be outstanding, and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares will cease, except the right to receive the securities payable upon such conversion and any money and other property, if any, to which the holders of such Depositary Shares were entitled upon such conversion upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

CONVERSION OF PREFERRED STOCK AT THE OPTION OF THE HOLDER

  The Depositary Shares, as such, are not convertible at the option of the holder thereof into Common Shares or any other securities or property of the Corporation. Nevertheless, if so specified in the Applicable Prospectus Supplement relating to an offering of Depositary Shares, any holder of Depositary Shares representing any series of Preferred Stock which is convertible at the option of the holder, upon surrender of the Depositary Receipts therefor and delivery of instructions to the Depositary, may cause the Corporation to convert any specified number of shares of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into the number of whole Common Shares or whole number of shares of any other class or series of Capital Securities of the Corporation (as the case may be, in accordance with the terms of such series of the Preferred Stock) as are issuable, as provided in the Certificate upon conversion of such shares of Preferred Stock at the conversion rate (as such term is defined in the Certificate) then in effect, as such conversion rate may be adjusted by the Corporation from time to time as provided in the Certificate. In the event that a holder delivers Depositary Receipts to the Depositary for conversion which in the aggregate are convertible either into less than one whole Common Share or one whole share of any other class or series of Capital Securities or into any number of whole Common Shares or whole shares of any other class or series of Capital Securities plus an excess constituting less than one whole Common Share or one whole share of any other class or series of Capital Securities, the holder shall receive payment in lieu of such fractional Common Shares or fractional shares of such Capital Securities.

WITHDRAWAL OF PREFERRED STOCK

  Any holder of Depositary Receipts may, upon surrender of such Depositary Receipts therefor to the Depositary (unless the related Preferred Stock has previously been called for redemption or conversion at the option of the Corporation), receive the number of whole shares of the related series of Preferred Stock and any money and other property represented by such Depositary Receipts. Holders of Depositary Receipts making such withdrawals will be entitled to receive whole shares of Preferred Stock on the basis set forth in the Applicable Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock under the Deposit Agreement or to receive Depositary Shares therefor. If the Depositary Shares represented by the Depositary Receipts surrendered by the holder in connection with such withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of shares of the Preferred Stock are entitled to vote, the Depositary will, as soon as practicable thereafter, mail the information contained in such notice of meeting to the record holders of the Depositary Receipts representing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipt on the record date (which will be the same date as the record date of the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Upon the written request of a record holder of such Depositary Receipt, the Depositary will, insofar as practicable, vote or cause to be voted the amount of Preferred Stock represented by such Depositary Shares evidenced by such Depositary Receipt in accordance with such instructions, and the Corporation will agree to take all reasonable actions which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock. The Depositary will not be required to exercise discretion in voting any Preferred Stock represented by the Depositary Shares evidenced by such Receipts.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Corporation and the Depositary in any respect that they may deem necessary or desirable. However, any amendment which materially and adversely alters the rights of the holders of Depositary Receipts or which would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Stock will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding.

  The Deposit Agreement automatically terminates if (i) all outstanding Depositary Shares have been redeemed, converted, or withdrawn; (ii) each share of Preferred Stock has been converted into Common Shares or shares of any other class or series of Capital Securities; or (iii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution, or winding up of the Corporation and such distribution has been distributed to the holders of Depositary Receipts. The Deposit Agreement also may be terminated by the Corporation at any time upon not less than 60 days prior written notice to the Depositary, in which case the Depositary will, upon a date not later than 30 days after the date of such notice, deliver to the record holders, upon surrender of the Depositary Receipts, such number of whole shares of Preferred Stock as are represented by such Depositary Receipts. In the event that such Depositary Receipts represent a fractional number of shares of Preferred Stock, the Depositary will aggregate all interests in such fractional shares, and, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting the distribution of such interests, including the public or private sale of the whole number of shares of Preferred Stock so aggregated, or any part thereof, after which the Depositary will distribute or make available for distribution to the holders of such Depositary Receipts, as the case may be, the net proceeds of any such sale.

CHARGES OF DEPOSITARY AND OTHER TAXES AND CHARGES

  The Corporation will pay all fees and expenses of the Depositary, and all charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares evidenced by the Depositary Receipts, all withdrawals of shares of Preferred Stock by holders of Depositary Shares, any redemption or conversion of the Preferred Stock at the option of such holder and any redemption or conversion of the Preferred Stock at the option of the Corporation. The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Holders of Depositary Shares will pay such other transfer and other taxes and governmental charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary by notice of such removal delivered to the

Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Receipts all notices and reports from the Corporation which are delivered to the Depositary in its capacity as holder of Preferred Stock and which the Corporation is required to furnish to the holders of the Preferred Stock.

  Neither the Depositary nor the Corporation will be liable to any holder of any Depositary Receipt if it is prevented or delayed by reason of any present or future law or regulation of the United States or of any other governmental authority, or by reason of any present or future provision of the Articles or the Certificate or by any other circumstance beyond its control in performing its obligations under the Deposit Agreement or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. The obligations and liabilities of the Corporation to holders of Depositary Receipts and the Depositary under the Deposit Agreement or any Depositary Receipt will be limited to performance in good faith of such duties as are specifically set forth in the Deposit Agreement and the Corporation and the Depositary will not be obligated to appear in, prosecute, or defend any action, suit, or other proceeding in respect of deposited shares of Preferred Stock, Depositary Shares, or Depositary Receipts that in its opinion may subject it to expense or liability unless satisfactory indemnity is furnished. The Depositary and the Corporation may rely upon the written advice of counsel and the written advice of and information provided by any accountant, any holders of Depositary Receipts and any other persons believed by it in good faith to be competent to give such advice or information and upon documents believed by it to be genuine and to have been signed or presented by the proper party or parties.

  In the event the Depositary shall receive conflicting claims, requests, or instructions from any holders of Depositary Receipts, on the one hand, and the Corporation, on the other hand, the Depositary shall be entitled to act on such claims, requests, or instructions received from the Corporation.

                          DESCRIPTION OF COMMON SHARES

  The description of certain provisions of the Common Shares set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles and the Regulations (i.e. By-Laws) of KeyCorp which are exhibits to the Registration Statement.

GENERAL

  The Corporation's Common Shares as of March 31, 1994 consisted of 900,000,000 authorized shares, with a par value of $1 each, of which there were 244,763,166 shares outstanding (exclusive of treasury shares). The Common Shares are traded on the New York Stock Exchange. The transfer agent and registrar for the Common Shares is Society National Bank.

  Common Shares of the Corporation may be issued from time to time, in such amounts and proportion and for such consideration as may be fixed by the Board of Directors of the Corporation. No holder of Common Shares has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities which may be issued by the Corporation. The Common Shares have no redemption or sinking fund provisions applicable thereto. Common Shares do not have any conversion rights. The rights of holders of Common Shares will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

  The Corporation may issue authorized but unissued Common Shares in connection with several employee benefit and stock option and incentive plans maintained by the Corporation or its subsidiaries, and the Corporation's Automatic Dividend Reinvestment and Cash Payment Plan.

  The outstanding Common Shares are fully paid and non-assessable and future issuances of Common Shares, when fully paid for, will be non-assessable except that in both cases Section 1701.95 of the Ohio General Corporation Law provides that a shareholder who knowingly receives any dividend, distribution, or payment made contrary to law or the articles of a corporation shall be liable to the Corporation for the amount received by him that is in excess of the amount that could have been paid or distributed without violation of law or the articles.

DIVIDENDS

  When, as, and if dividends, payable in cash, stock, or other property, are declared by the Board of Directors of the Corporation out of funds legally available therefor, the holders of Common Shares are entitled to share equally, share for share, in such dividends. The payment of dividends on the Common Shares is subject to the prior payment of dividends on the Preferred Stock and on the 10% Cumulative Preferred Stock.

VOTING

  Except as described under "Outstanding Preferred Stock" above, holders of Common Shares have exclusive voting rights of the Corporation and are entitled to one vote for each share on all matters voted upon by the shareholders. Holders of Common Shares do not have the right to cumulate their voting power.

LIQUIDATION

  In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, on a share for share basis, any assets or funds of the Corporation which are distributable to its holders of Common Shares upon such events, subject to the prior rights of creditors of the Corporation and holders of the Corporation's outstanding Preferred Stock and the 10% Cumulative Preferred Stock.

SHAREHOLDER RIGHTS PLAN

  In August 1989, the Corporation's Board of Directors declared a dividend consisting of Rights to Purchase Common Shares ("Rights"). One of the Rights was distributed with respect to each Common Share outstanding on September 12, 1989. Rights have been and will continue to be issued in respect to all Common Shares that are issued after September 12, 1989 but before the earlier of the expiration or redemption of the Rights or the occurrence of a Triggering Event (as defined below), or upon the exercise of any employee stock option granted prior to a Triggering Event. The description and terms of the Rights are set forth in the Rights Agreement, dated as of August 25, 1989, between the Corporation and First Chicago Trust Company of New York, as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of February 21, 1991, between the Corporation and the First Chicago Trust Company of New York, as Rights Agent, a Second Amendment to Rights Agreement, dated as of September 12, 1991, between the Corporation and First Chicago Trust Company of New York, as Rights Agent, a letter of resignation of First Chicago Trust Company of New York, dated June 26, 1992, a letter of the Corporation, dated June 26, 1992, to Ameritrust Texas National Association (now Society National Bank), and a Third Amendment to Rights Agreement, dated as of October 1, 1993, between the Corporation and Society National Bank, as Rights Agent (such documents being hereinafter collectively referred to as "Rights Agreement" which is filed as an exhibit to the Registration Statement). The Rights are designed to protect the interests of the Corporation and its shareholders against coercive takeover tactics. The purpose of the Rights Agreement is to encourage potential acquirors to negotiate with the Corporation's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights Agreement may, but is not intended to, deter takeover proposals.

  Each of the Rights initially represents the right to purchase one Common Share for $65 (the "Purchase Price"). The Rights will become exercisable 20 days after the earlier of (1) the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person (as defined below), or (2) a public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Common Shares (such person or group being an "Acquiring Person").

  Until the Rights become exercisable, they will trade with the Common Shares, and any transfer of Common Shares will also constitute a transfer of the associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the Common Shares. At that time, separate certificates representing the Rights will be mailed to holders.

  Twenty days after certain events occur ("Flip-in Events"), each of the Rights will become the right to purchase one Common Share for the then par value per share (now $1.00 per share), and the Rights beneficially owned by an Acquiring Person will become void. The Flip-in Events are (1) the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares, unless the Common Shares are acquired in a tender or exchange offer for all of the Common Shares at a price and on other terms approved in advance by the Corporation's Board of Directors, (2) certain self-dealing transactions between the Corporation and an Acquiring Person, and (3) a reclassification or recapitalization of the Corporation that has the effect of increasing by more than 1% the percentage of the Common Shares owned by an Acquiring Person.

  If, after a person or group becomes an Acquiring Person, the Corporation is acquired in a merger or other business combination or 50% or more of its assets or earning power is sold, each of the Rights will "flip-over" and become the right to purchase common shares of the acquiror (a "Flip-over Event"). The holder (other than the Acquiring Person) of each Right would, upon the occurrence of a Flip-over Event, be entitled to purchase for the then par value of a Common Share (now $1.00) the number of common shares of the acquiror having a market price equal to the market price of a Common Share.

  The Purchase Price and/or the number of Common Shares (or common shares of an acquiror) to be purchased upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event the Corporation: (1) declares a dividend on the Common Shares payable in Common Shares, (2) subdivides or combines the outstanding Common Shares, (3) issues any shares other than Common Shares in a reclassification of the Common Shares or (4) makes a distribution to all holders of Common Shares, of debt securities, subscription rights, warrants, or other assets (except regular cash dividends). With certain exceptions, no adjustment will be required until a cumulative adjustment of at least 1% is required. The Corporation is not required to issue fractional shares and, instead, may make a cash payment based on the market price of the Common Shares.

  The Corporation's Board of Directors may redeem the Rights for 1/2c each (the "Redemption Price") at any time before a "Triggering Event" (which is defined as the occurrence of a Flip-over Event or the 20th day after a Flip-in Event). However, the Rights may not be redeemed while there exists an Acquiring Person unless (1) Continuing Directors, as defined below, constitute a majority of the Board of Directors and (2) a majority of the Continuing Directors approves the redemption. "Continuing Directors" are defined as directors who were in office prior to a person or group becoming an Acquiring Person or whose election to office was recommended by a majority of the Continuing Directors and who are not affiliated with the Acquiring Person. The Rights will expire on September 12, 1999, unless they are redeemed before that date.

  Until the Rights are exercised, the holders of the Rights, as such, will have no rights as shareholders of the Corporation, including the right to vote or receive dividends. Upon exercise of the Rights, the holder of the Common Share received upon the exercise thereof will be entitled to all the rights of any other holder of Common Shares.

  The provisions of the Rights Agreement may be amended by the Corporation's Board of Directors to cure any ambiguity or correct any defect or inconsistency or, prior to a Triggering Event, to make other changes that the Board of Directors deems to be desirable and not adverse to the interests of the Corporation and its shareholders.

                       DESCRIPTION OF CAPITAL SECURITIES

  The following description of Capital Securities is included in this Prospectus because a Prospectus Supplement may provide that Capital Securities will be issuable upon conversion at the option of the Corporation of a series of Subordinated Debt Securities or Preferred Stock. Whenever Capital Securities are issued upon conversion of Subordinated Debt Securities, the Corporation will be obligated to deliver Capital Securities with a Market Value (as defined below) equal to the principal amount of such Subordinated Debt Securities. In addition, the Corporation will unconditionally undertake to sell the Capital Securities in a sale (the "Secondary Offering") on behalf of any holders who elect to receive cash for the Capital Securities in which event the Corporation will bear all expenses of the Secondary Offering, including underwriting discounts and commissions. There can be no assurance, however, that there will be a market for the Capital Securities when issued or at any time thereafter. If the Corporation fails to deliver any Capital Securities when required to be delivered, the Trustee may institute judicial proceedings for (i) specific performance, (ii) money damages equal to the principal amount of the Subordinated Debt Securities for which Capital Securities were to be converted or (iii) any other proper remedy. If the Corporation fails to effect the Secondary Offering, it will deliver to the holders Capital Securities and not cash, upon exchange of the Subordinated Debt Securities. In such event, the Corporation will have no specifically enforceable obligation to effect the Secondary Offering, but will not be relieved of any liability for money damages it would have for breach of its obligation to effect a Secondary Offering of sufficient amounts of Capital Securities. The "Market Value" of any Capital Securities means their sale price in the Secondary Offering. If the Corporation does not effect the Secondary Offering, the Market Value of such Capital Securities shall be their fair value when exchanged as determined by three independent nationally recognized investment banking firms selected by the Corporation.

  Whenever Preferred Stock is convertible at the option of the Corporation into Capital Securities, the Corporation will be obligated to deliver Capital Securities in an amount either based upon a conversion price or with a required conversion value. The conversion value will be determined by then market prices, by an auction or bidding procedure or by such other method as set forth in the Applicable Prospectus Supplement.

  The staff of the Commission has advised that Rules 13e-4 and 14e-1 of the Commission's rules and regulations relating to tender offers by issuers, as currently in effect and interpreted, would be applicable to the conversion of Capital Securities for Subordinated Debt Securities of any series and the Secondary Offering. If, at the time of the conversion of Capital Securities for Subordinated Debt Securities of any series and the Secondary Offering, Rule 13e-4 or Rule 14e-1 (or any successor rule or rules) applies to such transactions, the Corporation will comply with such rule (or any successor rule or rules) and will afford holders of such Subordinated Securities all rights and will make all filings required by such rule (or successor rule or rules). Rule 13e-4 and Rule 14e-1 may also be deemed to apply to Preferred Stock that is convertible at the option of the Corporation.

  The Capital Securities may consist of Common Shares or Preferred Stock. All Capital Securities which will be issuable upon conversion of Subordinated Debt Securities or Preferred Stock will, upon issuance, be duly authorized, validly issued and, if applicable, fully paid and non-assessable.

  Any shares of Preferred Stock to be so issued will have such designations, preferences, dividend, and other rights, qualifications, limitations, and restrictions as may be determined by the Corporation and approved by the Board of Directors.

                       DESCRIPTION OF SECURITIES WARRANTS

  The Corporation may issue, separately or together with any Debt Securities, Preferred Stock, Common Shares, or Depositary Shares, Securities Warrants for the purchase of other Debt Securities, Preferred Stock, Common Shares, or Depositary Shares (collectively, the "Underlying Securities"). The Securities Warrants will be issued under a warrant agreement (a "Securities Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Applicable Prospectus Supplement relating to the particular issue of Securities Warrants. The form of Securities Warrant Agreement, including the form of certificates representing the Securities Warrants ("Securities Warrant Certificates"), reflecting the alternative provisions to be included in the Securities Warrant Agreements that will be entered into with respect to particular offerings of Securities Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrant Certificates, which are filed as exhibits to the Registration Statement, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Securities Warrant Agreement and the Securities Warrant Certificates, respectively, including the definitions therein of certain terms. Wherever defined terms of the Securities Warrant Agreement are referred to, it is intended that such defined terms shall be incorporated herein by reference.

GENERAL

  The Applicable Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby will describe the terms of the offered Securities Warrants, the Securities Warrant Agreement relating to the offered Securities Warrants, and the Securities Warrant Certificates representing the offered Securities Warrants, including the following where applicable: (1) if the Securities Warrants are offered for separate consideration, the offering price and the currency for which Securities Warrants may be purchased; (2) the title, aggregate principal amount, currency, and terms of the series of Debt Securities purchasable upon exercise of the Debt Warrants and the price at which such Debt Securities may be purchased upon such exercise; (3) the title, number of shares, stated value, and terms (including, without limitation, liquidation, dividend, conversion, redemption, and voting rights) of the series of Preferred Stock purchasable upon exercise of Preferred Stock Warrants and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (4) the number of Common Shares purchasable upon the exercise of Common Share Warrants and the price at which such number of Common Shares may be purchased upon such exercise; (5) the number of Depositary Shares purchasable upon the exercise of Depositary Share Warrants, the terms of the Preferred Stock which the Depositary Shares represent and the price at which such number of Depositary Shares may be purchased upon such exercise; (6) the date, if any, on and after which the offered Securities Warrants and the related Debt Securities, Preferred Stock, Common Shares and/or Depositary Shares will be separately transferable; (7) the time or times at which, or period or periods during which, the offered Securities Warrants may be exercised and the final date on which the offered Securities Warrants may be exercised (the "Expiration Date"); (8) a discussion of the specific United States Federal income tax, accounting, and other considerations applicable to the Securities Warrants; (9) the location where the offered Securities Warrants represented by the Securities Warrant Certificates may be transferred and registered; and (10) any other terms of the offered Securities Warrants.

  Securities Warrant Certificates will be exchangeable on the terms specified in the Applicable Prospectus Supplement for new Securities Warrant Certificates of different denominations evidencing the same aggregate number of Warrants of the same title, and may be transferred in whole or in part on the terms specified in the Applicable Prospectus Supplement.

  Prospective purchasers of Securities Warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as Securities Warrants. The Applicable Prospectus Supplement relating to any issue of Securities Warrants will describe such considerations.

EXERCISE OF WARRANTS

  Each Securities Warrant will entitle the holder to purchase the principal amount of or number of Underlying Securities provided for therein, at such exercise price as shall in each case be set forth in, or be determinable from, the Applicable Prospectus Supplement relating to the Securities Warrants, by payment of such exercise price (the "Warrant Price") in full in the currency and in the manner specified in the Applicable Prospectus Supplement. Securities Warrants may be exercised at any time at or before 5:00 P.M., New York City time on the Expiration Date (or such later date to which such Expiration Date may be extended by the Corporation), and unexercised Securities Warrants will become void at such time. Securities Warrants may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the Applicable Prospectus Supplement relating to the Securities Warrants.

  Upon receipt at the corporate trust office of the Securities Warrant Agent or any other office indicated in the Applicable Prospectus Supplement of (i) payment of the Warrant Price and (ii) the form of election to purchase set forth on the reverse side of the Securities Warrant Certificate properly completed and duly executed, the Corporation will, as soon as practicable, issue the Underlying Securities purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining number of unexercised Securities Warrants.

MODIFICATIONS

  The Warrant Agreement may be supplemented or amended by the Corporation and the Warrant Agent from time to time, without the approval of any Holder (as defined in the Warrant Agreement), in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision contained therein, or to make any other provision in regard to matters or questions arising thereunder that the Corporation and the Warrant Agent may deem necessary or desirable and which will not adversely affect the interests of the Holders.

  The Corporation and the Warrant Agent may also modify or amend the Warrant Agreement and the Securities Warrant Certificates with the consent of the Holders of not fewer than a majority in number of the then outstanding unexercised Warrants affected by such modification or amendment, for any purpose, provided that no such modification or amendment that shortens the period of time during which the Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the Holders or reduces the percentage of Holders of outstanding Warrants the consent of which is required for modification or amendment of the Warrant Agreement or the Warrants may be made without the consent of each Holder affected thereby.

COMMON SHARE WARRANT ADJUSTMENTS

  The terms and conditions on which the Warrant Price of and/or the number of Common Shares covered by a Warrant to purchase Common Shares (a "Common Share Warrant") are subject to adjustment will be set forth in the Warrant Agreement and the Applicable Prospectus Supplement. Such terms will include provisions for adjusting the Warrant Price and/or the number of Common Shares covered by such Common Share Warrant; the events requiring such adjustment; the events upon which the Corporation may, in lieu of making such adjustment, make proper provision so that the holder of such Common Share Warrant, upon exercise thereof, would be treated as if such holder had exercised such Common Share Warrant prior to the occurrence of such events; and provisions affecting exercise in the event of certain events affecting the Common Shares.

MERGER, CONSOLIDATION, SALE, OR OTHER DISPOSITIONS

  If at any time there shall be a merger, consolidation, sale, conveyance, transfer, lease, or other disposition of substantially all of the assets of the Corporation, then the successor or assuming corporation shall succeed to and be substituted for the Corporation in, and the Corporation will be relieved of any further obligation under, the Warrant Agreement or the Warrants.

ENFORCEABILITY OF RIGHTS OF HOLDERS

  The Warrant Agent will act solely as an agent of the Corporation in acting under the Warrant Agreement and in connection with any Warrant Certificate. The Warrant Agent shall have no duty or responsibility in case of any default by the Corporation in the performance of its covenants or agreements contained in the Warrant Agreement or in any Warrant Certificate. Each Holder may, without the consent of the Warrant Agent, enforce by appropriate legal action, on its own behalf, the Holder's right to exercise its Warrants in the manner provided in the Warrant Agreement and its Warrant Certificate.

NO RIGHTS AS HOLDERS OF UNDERLYING SECURITIES

  Prior to the exercise of any Securities Warrants to purchase Underlying Securities, holders of such Securities Warrants will not have any of the rights of holders of the Underlying Securities purchasable upon such exercise, including, without limitation, the right to receive the payment of principal of, or premium on, if any, or interest, if any, dividends or distributions of any kind, if any, on Underlying Securities, the right to enforce any of the covenants in the Indentures, if applicable, or the right to exercise any voting rights.

                              PLAN OF DISTRIBUTION

  The Corporation may sell Securities to one or more underwriters for public or private offering and sale by them or may sell Securities to investors directly or through agents (which agents may be affiliates of the Corporation) that solicit or receive offers on behalf of the Corporation or through dealers or through a combination of any such methods of sale.

  The Applicable Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which such Applicable Prospectus Supplement relates, including (i) the name or names of any underwriters or agents with whom the Corporation has entered into arrangements with respect to the sale of such series of Securities, (ii) the initial public offering or purchase price of such series of Securities, (iii) any underwriting discounts, commissions, and other items constituting underwriters' compensation from the Corporation and any other discounts, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to the Corporation and (vi) the securities exchanges, if any, on which such series of Securities will be listed.

  Unless otherwise set forth in the Applicable Prospectus Supplement relating to a particular series of Securities, the obligations of the underwriters to purchase such series of Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Securities will be obligated to purchase all of the Securities of such series allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Securities may be offered and sold by the Corporation directly or through agents designated by the Corporation from time to time. Unless otherwise indicated in the Applicable Prospectus Supplement, each such agent will be acting on a reasonable efforts basis for the period of its appointment. Any agent participating in the distribution of Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Securities so offered and sold. The Securities also may be sold to dealers at the applicable price to the public set forth in the Applicable Prospectus Supplement relating to a particular series of Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

  Underwriters, dealers, and agents may be entitled, under agreements entered into with the Corporation, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  The Corporation may also issue contracts under which the counterparty may be required to purchase Debt Securities, Preferred Stock, or Depositary Shares. Such contracts would be issued with Debt Securities, Preferred Stock, or Depositary Shares and/or Securities Warrants in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

  If so indicated in the Applicable Prospectus Supplement, the Corporation will authorize underwriters, dealers, or agents to solicit offers by certain institutions to purchase Securities of a series from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts (each a "Contract") providing for payment and delivery at a future date. Each Contract will be subject only to those conditions set forth in the Applicable Prospectus Supplement and the Applicable Prospectus Supplement will set forth the commission payable for solicitation of such offers.

  Any of the underwriters, dealers, and agents of the Corporation and their associates may be customers of, engage in transactions with, and perform services for the Corporation in the ordinary course of business.

  The place and time of delivery of the Securities will be set forth in the Applicable Prospectus Supplement.

                                 LEGAL OPINIONS

  The validity of the Securities offered hereby will be passed upon for the Corporation, as shall be indicated in the Applicable Prospectus Supplement, by either the General Counsel or a Senior Managing Counsel to the Corporation or by Thompson, Hine and Flory, 1100 National City Bank Building, Cleveland, Ohio 44114, and for the Underwriters by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Shearman & Sterling will rely as to all matters of Ohio law on the opinion rendered on behalf of the Corporation. The General Counsel or a Senior Managing Counsel to the Corporation or Thompson, Hine and Flory, as the case may be, will rely as to all matters of New York law on the opinion of Shearman & Sterling. As of May 4, 1994, attorneys at Thompson, Hine and Flory owned an aggregate of approximately 62,412 Common Shares. In the event that either the General Counsel or a Senior Managing Counsel to the Corporation renders the opinion on behalf of the Corporation, the aggregate number of shares owned by such General Counsel or Senior Managing Counsel will be set forth in the Applicable Prospectus Supplement.

                                    EXPERTS


  The following consolidated financial statements have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing:


  (a) consolidated financial statements for the year ended December 31, 1993 of KeyCorp, as restated to give effect to the March 1, 1994 merger of old KeyCorp and Society Corporation, which was accounted for as a pooling of interests, such financial statements are included in and incorporated by reference into the Corporation's Current Report on Form 8-K filed with the Commission on April 20, 1994;

  (b) consolidated financial statements for the year ended December 31, 1993 of old KeyCorp (the combining company), which on March 1, 1994 merged with Society Corporation, subsequently renamed KeyCorp, included in the Corporation's Current Report on Form 8-K filed with the Commission on March 16, 1994; and

  (c) supplemental consolidated financial statements for the year ended December 31, 1993 of KeyCorp (the combined entity) included in KeyCorp's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The supplemental consolidated financial statements became the historical financial statements of KeyCorp upon the filing of the Corporation's Current Report on Form 8-K with the Commission on April 20, 1994.

  In addition, the consolidated financial statements for the year ended December 31, 1993 of Society included in KeyCorp's Annual Report on Form 10-K filed with the Securities and Exchange Commission have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Society Corporation's consolidated financial statements subsequently have been restated to give effect to the March 1, 1994 merger of old KeyCorp and Society.

  With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 1994 and March 31, 1993, incorporated by reference in this Prospectus, Ernst & Young have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in KeyCorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                ---------------

                            TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                             PROSPECTUS SUPPLEMENT
Selected Consolidated Financial Data......................................  S-2
Description of Notes......................................................  S-3
Foreign Currency Risks.................................................... S-19
United States Federal Income Taxation..................................... S-20
Plan of Distribution...................................................... S-28
Validity of the Notes..................................................... S-29
                                  PROSPECTUS
Available information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
The Corporation...........................................................    4
Consolidated Ratio of Earnings to Fixed Charges and Ratio of Earnings to
 Combined Fixed Charges and Preferred Stock Dividends.....................    6
Supervision and Regulation................................................    6
Use of Proceeds...........................................................   12
Description of Debt Securities............................................   12
Description of Preferred Stock............................................   27
Description of Depositary Shares..........................................   31
Description of Common Shares..............................................   36
Description of Capital Securities.........................................   39
Description of Securities Warrants........................................   40
Plan of Distribution......................................................   42
Legal Opinions............................................................   43
Experts...................................................................   43

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               $750,000,000

                                 KEYCORP

                    SENIOR MEDIUM-TERM NOTES, SERIES B

                     SUBORDINATED MEDIUM-TERM NOTES,

                                 SERIES A

                Due Nine Months or More From Date of Issue

                                ---------------

                        [LOGO OF KEYCORP APPEARS HERE]

                                ---------------

                             CS First Boston

                           Goldman, Sachs & Co.

                          Kidder, Peabody & Co.

                               Incorporated

                             Lehman Brothers

                       J.P. Morgan Securities Inc.

                           Salomon Brothers Inc

- -------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses in connection with the issuance and distribution of the securities being registered other than underwriting compensation are as follows:

      SEC Registration Fee............................................ $ 55,380
      Fees of Rating Agencies.........................................  150,000
      Printing and Engraving Expenses.................................   25,000
      Legal Fees and Expenses.........................................  225,000
      Accounting Fees and Expenses....................................   20,000
      Fees of Indenture Trustees .....................................    8,000
      Blue Sky Fees and Expenses......................................   25,000
      Miscellaneous...................................................   26,620
                                                                       --------
        Total......................................................... $535,000
                                                                       ========

- --------
All the above amounts except the SEC registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

  Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

  Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

  The KeyCorp Regulations provide that KeyCorp shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, or employee of KeyCorp or of any other bank, corporation, partnership, trust, or other enterprise for which he was serving as a director, officer, or employee at the request of KeyCorp.

  Reference is made to the Form of Underwriting Agreement and the Distribution Agreement for additional provisions for the indemnification of directors, controlling persons, and certain officers of the Registrant by the underwriters. The Forms of Underwriting Agreement and Distribution Agreement are exhibits to the Registration Statement.

  Except as stated above, neither the Amended and Restated Articles of Incorporation of KeyCorp nor any other contract or arrangement to which KeyCorp is a party provides for such indemnification. Under the terms of KeyCorp's directors' and officers' liability and company reimbursement insurance policy, directors and officers of KeyCorp are insured against certain liabilities, including liabilities arising under the Securities Act.

  KeyCorp is a party to Employment Agreements with, respectively, Victor J. Riley, Jr., Robert W. Gillespie, and Roger Noall, and KeyCorp is party to Change of Control Agreements with certain other executive officers (the provisions of which became effective as a result of the merger of old KeyCorp with and into Society), pursuant to which KeyCorp has agreed to indemnify the officer, to the full extent permitted or authorized by Ohio law, if the officer is made or threatened to be made a party to any action, suit, or proceeding by reason of the officer's serving as an employee, officer, or director of KeyCorp and/or any of its subsidiaries or any other company at the request of KeyCorp or any of its subsidiaries, and KeyCorp has agreed to advance expenses incurred by the officer in defending any such action, suit, or proceeding.

ITEM 16. EXHIBITS.

  See Index to Exhibits.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby further undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON THIS TENTH DAY OF JUNE, 1994.

                                          KeyCorp


                                          By        /s/ Carter B. Chase
                                            -----------------------------------
                                                      CARTER B. CHASE
                                                 EXECUTIVE VICE PRESIDENT,
                                               GENERAL COUNSEL, AND SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                          TITLE AND DESCRIPTION
                          ---------------------

Victor J. Riley, Jr., Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer); James W. Wert, Chief Financial Officer (Principal Financial Officer); Lee G. Irving, Executive Vice President, Treasurer, and Chief Accounting Officer (Principal Accounting Officer); H. Douglas Barclay, Director; William G. Bares, Director; Albert C. Bersticker, Director; Thomas A. Commes, Director;
John C. Dimmer, Director; Lucie J. Fjeldstad, Director;
Henry S. Hemingway, Director; Charles R. Hogan, Director;
Lawrence A. Leser, Director; Steven A. Minter, Director;
M. Thomas Moore, Director; John C. Morley, Director;
Richard W. Pogue, Director; Robert A. Schumacher, Director;
Dennis W. Sullivan, Director; Peter G. Ten Eyck, II, Director; and
Nancy B. Veeder, Director.


                                          By        /s/ Carter B. Chase
                                            -----------------------------------
                                                      CARTER B. CHASE
                                                      ATTORNEY-IN-FACT

June 10, 1994

                                    KEYCORP

                               INDEX TO EXHIBITS

  FORM S-3
 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    (1)(a)   Form of Underwriting Agreement.
    (1)(b)   Form of Distribution Agreement.
    (4)(a)   Amended and Restated Articles of Incorporation of KeyCorp.
              Incorporated herein by reference to Exhibit 7 to Form 8-A/A filed on February 25, 1994.
    (4)(b)   Regulations of KeyCorp. Incorporated herein by reference to
              Exhibit 6 to Form 8-A/A filed on February 25, 1994.
    (4)(c)   Form of Senior Indenture, between KeyCorp and Bankers Trust
              Company, as Trustee.**
    (4)(d)   Form of Subordinated Indenture between KeyCorp and Bankers Trust
              Company, as Trustee.**
    (4)(e)   Form of Senior Debt Securities.**
    (4)(f)   Form of Subordinated Debt Securities.**
    (4)(g)   Form of Warrant Agreement.**
    (4)(h)   Form of Warrant Certificate.**
    (4)(i)   Form of Deposit Agreement.**
    (4)(j)   Form of Depositary Receipt.**
    (4)(k)   Rights Agreement, dated as of August 25, 1989, between Society
              Corporation (renamed KeyCorp on March 1, 1994) and First Chicago
              Trust Company of New York, as Rights Agent, including as Exhibit
              A thereto the form of Rights Certificate. Incorporated herein by reference to Exhibit 1 to Form 8-A filed on August 29, 1989.
    (4)(l)   Amendment No. 1 to Rights Agreement, dated February 21, 1991, between Society Corporation (renamed KeyCorp on March 1, 1994)
              and First Chicago Trust Company of New York, as Rights Agent.
              Incorporated herein by reference to Exhibit 1 to Form 8-A filed on February 28, 1991.
    (4)(m)   Amendment No. 2 to Rights Agreement, dated September 12, 1991, between Society Corporation (renamed KeyCorp on March 1, 1994)
              and First Chicago Trust Company of New York, as Rights Agent.
              Incorporated herein by reference to Exhibit 4 to Schedule 13D filed on September 23, 1991.
    (4)(n)   Amendment No. 3 to Rights Agreement, dated October 1, 1993, between Society Corporation (renamed KeyCorp on March 1, 1994)
              and Society National Bank, as Rights Agent. Incorporated herein by reference to Exhibit 4 to Schedule 13D filed on October 12,
              1993.
    (5)      Opinion of Thompson, Hine and Flory as to the legality of the securities to be registered.**
   (12)      Computation of KeyCorp's Consolidated Ratios of Earnings to Fixed
              Charges and Combined Fixed Charges and Preferred Stock Dividends.
   (15)      Letter Regarding Unaudited Interim Financial Information.
   (23)(a)   Consent of Ernst & Young.
   (23)(b)   Consent of Thompson, Hine and Flory (included as part of Exhibit
              (5)).**
   (23)(c)   Consent of Thompson, Hine and Flory.
   (24)(a)   Powers of Attorney.*
   (24)(b)   Certified Resolutions of Board of Directors of KeyCorp.*
   (25)      Form T-1 Statement of Eligibility and Qualifications under the
              Trust Indenture Act of 1939 of Bankers Trust Company, as
              Trustee.*

- --------


 * Previously filed with the SEC as Exhibits with the same respective numbers to KeyCorp's Registration Statement on Form S-3, filed with the SEC on May 16, 1994.

** Previously filed with the SEC as Exhibits with the same respective numbers to Amendment No. 1 to KeyCorp's Registration Statement on Form S-3, filed with the SEC on May 19, 1994.